Exhibit 99.1

TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2015, 2014 and 2013

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Ernst & Young Ltd Maagplatz 1 P.O. Box CH-8010 Zurich	Phone +41 58 286 86 86 Fax +41 58 286 86 00 www.ey.com/ch

To the General Meeting of
Transocean Ltd., Steinhausen
Zurich, February 24, 2016

Report of the statutory auditor on the consolidated financial statements

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and Subsidiaries, which comprise the consolidated balance sheets  as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive income (loss), equity, cash flows, and notes thereto for each of the three years in the period ended December 31, 2015  (pages 2 to 49).

Board of Directors’ responsibility

The Board of Directors is responsible for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States and the requirements of Swiss law.  This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.  The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law, Swiss Auditing Standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system.  An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transocean Ltd. and Subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States and comply with Swiss law.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Jolanda Dolente	/s/ Jennifer Mathias
Licensed audit expert	Certified public accountant
(Auditor in charge)

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2015	2014	2013

Operating revenues
Contract drilling revenues	$6,802	$8,952	$9,070
Other revenues	584	222	179
	7,386	9,174	9,249
Costs and expenses
Operating and maintenance	2,955	5,110	5,563
Depreciation	963	1,139	1,109
General and administrative	193	234	286
	4,111	6,483	6,958
Loss on impairment	(1,867)	(4,043)	(81)
Gain (loss) on disposal of assets, net	(28)	(26)	7
Operating income (loss)	1,380	(1,378)	2,217

Other income (expense), net
Interest income	22	39	52
Interest expense, net of amounts capitalized	(432)	(483)	(584)
Other, net	60	22	(29)
	(350)	(422)	(561)
Income (loss) from continuing operations before income tax expense	1,030	(1,800)	1,656
Income tax expense	206	146	258
Income (loss) from continuing operations	824	(1,946)	1,398
Income (loss) from discontinued operations, net of tax	2	(20)	9

Net income (loss)	826	(1,966)	1,407
Net income (loss) attributable to noncontrolling interest	35	(53)	—
Net income (loss) attributable to controlling interest	$791	$(1,913)	$1,407

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$2.16	$(5.23)	$3.85
Earnings (loss) from discontinued operations	—	(0.06)	0.02
Earnings (loss) per share	$2.16	$(5.29)	$3.87

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$2.16	$(5.23)	$3.85
Earnings (loss) from discontinued operations	—	(0.06)	0.02
Earnings (loss) per share	$2.16	$(5.29)	$3.87

Weighted-average shares outstanding
Basic	363	362	360
Diluted	363	362	360

See accompanying notes

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions)

	Years ended December 31,
	2015	2014	2013

Net income (loss)	$826	$(1,966)	$1,407
Net income (loss) attributable to noncontrolling interest	35	(53)	—
Net income (loss) attributable to controlling interest	791	(1,913)	1,407

Other comprehensive income (loss) before reclassifications
Components of net periodic benefit costs	63	(170)	198
Loss on derivative instruments	—	—	(5)

Reclassifications to net income
Components of net periodic benefit costs	23	17	49
(Gain) loss on derivative instruments	—	(2)	18

Other comprehensive income (loss) before income taxes	86	(155)	260
Income taxes related to other comprehensive income (loss)	(16)	13	2

Other comprehensive income (loss)	70	(142)	262
Other comprehensive income attributable to noncontrolling interest	—	—	3
Other comprehensive income (loss) attributable to controlling interest	70	(142)	259

Total comprehensive income (loss)	896	(2,108)	1,669
Total comprehensive income (loss) attributable to noncontrolling interest	35	(53)	3
Total comprehensive income (loss) attributable to controlling interest	$861	$(2,055)	$1,666

See accompanying notes

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2015	2014

Assets
Cash and cash equivalents	$2,339	$2,635
Accounts receivable, net
Trade	1,343	2,084
Other	36	36
Materials and supplies, net	635	818
Assets held for sale	8	25
Restricted cash	340	114
Other current assets	84	128
Total current assets	4,785	5,840

Property and equipment	26,274	28,516
Less accumulated depreciation	(5,456)	(6,978)
Property and equipment, net	20,818	21,538
Deferred income taxes, net	316	360
Other assets	410	833
Total assets	$26,329	$28,571

Liabilities and equity
Accounts payable	$448	$784
Accrued income taxes	82	131
Debt due within one year	1,093	1,032
Other current liabilities	1,046	1,822
Total current liabilities	2,669	3,769

Long-term debt	7,397	9,019
Deferred income taxes, net	339	436
Other long-term liabilities	1,108	1,354
Total long-term liabilities	8,844	10,809

Commitments and contingencies
Redeemable noncontrolling interest	8	11

Shares, CHF 15.00 par value, 396,260,487 authorized, 167,617,649 conditionally authorized, 373,830,649 issued at December 31, 2015 and 2014 and 364,035,397 and 362,279,530 outstanding at December 31, 2015 and 2014, respectively.	5,193	5,169
Additional paid-in capital	5,739	5,797
Treasury shares, at cost, 2,863,267 held at December 31, 2015 and 2014	(240)	(240)
Retained earnings	4,140	3,349
Accumulated other comprehensive loss	(334)	(404)
Total controlling interest shareholders’ equity	14,498	13,671
Noncontrolling interest	310	311
Total equity	14,808	13,982
Total liabilities and equity	$26,329	$28,571

See accompanying notes

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2015	2014	2013	2015	2014	2013
	Quantity			Amount
Shares
Balance, beginning of period	362	361	360	$5,169	$5,147	$5,130
Issuance of shares under share-based compensation plans	2	1	1	24	22	17
Balance, end of period	364	362	361	$5,193	$5,169	$5,147

Additional paid-in capital
Balance, beginning of period				$5,797	$6,784	$7,521
Share-based compensation				67	98	113
Issuance of shares under share-based compensation plans				(24)	(21)	(34)
Reclassification of obligation for distribution of qualifying additional paid-in capital				(109)	(1,088)	(808)
Allocated capital for transactions with holders of noncontrolling interest				9	33	(6)
Other, net				(1)	(9)	(2)
Balance, end of period				$5,739	$5,797	$6,784

Treasury shares, at cost
Balance, beginning of period				$(240)	$(240)	$(240)
Balance, end of period				$(240)	$(240)	$(240)

Retained earnings
Balance, beginning of period				$3,349	$5,262	$3,855
Net income (loss) attributable to controlling interest				791	(1,913)	1,407
Balance, end of period				$4,140	$3,349	$5,262

Accumulated other comprehensive loss
Balance, beginning of period				$(404)	$(262)	$(521)
Other comprehensive income (loss) attributable to controlling interest				70	(142)	259
Balance, end of period				$(334)	$(404)	$(262)

Total controlling interest shareholders’ equity
Balance, beginning of period				$13,671	$16,691	$15,745
Total comprehensive income (loss) attributable to controlling interest				861	(2,055)	1,666
Share-based compensation				67	98	113
Issuance of shares under share-based compensation plans				—	1	(17)
Reclassification of obligation for distribution of qualifying additional paid-in capital				(109)	(1,088)	(808)
Allocated capital for transactions with holders of noncontrolling interest				9	33	(6)
Other, net				(1)	(9)	(2)
Balance, end of period				$14,498	$13,671	$16,691

Noncontrolling interest
Balance, beginning of period				$311	$(6)	$(15)
Total comprehensive income (loss) attributable to noncontrolling interest				38	(62)	3
Sale of noncontrolling interest, net of issue costs				—	417	—
Reacquired noncontrolling interest				(1)	—	—
Distributions to holders of noncontrolling interest				(29)	(5)	—
Allocated capital for transactions with holders of noncontrolling interest				(9)	(33)	6
Balance, end of period				$310	$311	$(6)

Total equity
Balance, beginning of period				$13,982	$16,685	$15,730
Total comprehensive income (loss)				899	(2,117)	1,669
Share-based compensation				67	98	113
Issuance of shares under share-based compensation plans				—	1	(17)
Reclassification of obligation for distribution of qualifying additional paid-in capital				(109)	(1,088)	(808)
Sale of noncontrolling interest, net of issue costs				—	417	—
Reacquired noncontrolling interest				(1)	—	—
Distributions to holders of noncontrolling interest				(29)	(5)	—
Other, net				(1)	(9)	(2)
Balance, end of period				$14,808	$13,982	$16,685

See accompanying notes

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2015	2014	2013

Cash flows from operating activities
Net income (loss)	$826	$(1,966)	$1,407
Adjustments to reconcile to net cash provided by operating activities:
Amortization of drilling contract intangibles	(15)	(15)	(15)
Depreciation	963	1,139	1,109
Share-based compensation expense	67	98	113
Loss on impairment	1,867	4,043	81
Loss on impairment of assets in discontinued operations	—	—	14
(Gain) loss on disposal of assets, net	28	26	(7)
(Gain) loss on disposal of assets in discontinued operations, net	(1)	10	(54)
Deferred income tax benefit	(78)	(142)	(9)
Other, net	66	52	99
Changes in deferred revenue, net	(90)	106	(78)
Changes in deferred expenses, net	176	(48)	74
Changes in operating assets and liabilities	(364)	(1,083)	(816)
Net cash provided by operating activities	3,445	2,220	1,918

Cash flows from investing activities
Capital expenditures	(2,001)	(2,165)	(2,238)
Proceeds from disposal of assets, net	51	215	174
Proceeds from disposal of assets in discontinued operations, net	3	35	204
Proceeds from sale of preference shares	—	—	185
Proceeds from repayment of notes and loans receivable	15	101	17
Investment in loans receivable	—	(15)	—
Other, net	—	1	—
Net cash used in investing activities	(1,932)	(1,828)	(1,658)

Cash flows from financing activities
Repayments of debt	(1,506)	(539)	(1,692)
Proceeds from restricted cash investments	110	176	298
Deposits to restricted cash investments	—	(20)	(119)
Proceeds from sale of noncontrolling interest	—	443	—
Issue costs for sale of noncontrolling interest	—	(26)	—
Distributions of qualifying additional paid-in capital	(381)	(1,018)	(606)
Distributions to holders of noncontrolling interest	(29)	(5)	—
Other, net	(3)	(11)	(32)
Net cash used in financing activities	(1,809)	(1,000)	(2,151)

Net increase (decrease) in cash and cash equivalents	(296)	(608)	(1,891)
Cash and cash equivalents at beginning of period	2,635	3,243	5,134
Cash and cash equivalents at end of period	$2,339	$2,635	$3,243

See accompanying notes

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Table of Contents

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  At December 31, 2015, we owned or had partial ownership interests in and operated 60 mobile offshore drilling units, including 27 ultra‑deepwater floaters, seven harsh environment floaters, five deepwater floaters, 11 midwater floaters and 10 high‑specification jackups.  At December 31, 2015, we also had seven ultra‑deepwater drillships and five high‑specification jackups under construction or under contract to be constructed.  See Note 9—Drilling Fleet.

On October 29, 2015, shareholders at our extraordinary general meeting approved the reduction of the par value of each of our shares to CHF 0.10 from the original par value of CHF 15.00.  See Note 16—Shareholders’ Equity and Note 25—Subsequent Events.

On August 5, 2014, we completed an initial public offering to sell a noncontrolling interest in Transocean Partners LLC (“Transocean Partners”), a Marshall Islands limited liability company, which was formed on February 6, 2014, by Transocean Partners Holdings Limited, a Cayman Islands company and our wholly owned subsidiary, to own, operate and acquire modern, technologically advanced offshore drilling rigs.  See Note 15—Noncontrolling Interest.

In February 2014, in connection with our efforts to discontinue non‑strategic operations, we completed the sale of Applied Drilling Technology International Limited (“ADTI”), a United Kingdom (“U.K.”) company, which performs drilling management services in the North Sea.  In March 2012, we announced our intent to discontinue drilling management operations in the shallow waters of the U.S. Gulf of Mexico, upon completion of our then existing contracts.  In December 2012, we completed the final project of our drilling management services operations in the U.S. Gulf of Mexico and discontinued offering our drilling management services in this region.  See Note 7—Discontinued Operations.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the U.S., we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts, materials and supplies obsolescence, property and equipment, assets held for sale, income taxes, contingencies, share‑based compensation, defined benefit pension plans and other postretirement benefits.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three‑level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an investment in an entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We apply the cost method of accounting for an investment in an entity if we do not have the ability to exercise significant influence over the unconsolidated entity.  We separately present within equity on our consolidated balance sheets the ownership interests attributable to parties with noncontrolling interests in our consolidated subsidiaries, and we separately present net income attributable to such parties on our consolidated statements of operations.  See Note 4—Variable Interest Entities and Note 15—Noncontrolling interest.

Discontinued operations—Under accounting standards previously in effect, we presented as discontinued operations the operating results of components of our business that either had been disposed of or were classified as held for sale when both of the following conditions were met: (a) the operations and cash flows of the component had been or would be eliminated from our ongoing operations as a result of the disposal transaction and (b) we would not have any significant continuing involvement in the operations of the

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

disposed component.  Under the former accounting standards, we considered a component of our business to be one that comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of our business.  See Note 3—New Accounting Pronouncements and Note 7—Discontinued Operations.

Operating revenues and expenses—We recognize operating revenues as they are realized and earned and can be reasonably measured, based on contractual dayrates, and when collectability is reasonably assured.  In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs.  We defer the revenues earned and incremental costs incurred that are directly related to contract preparation and mobilization and recognize such revenues and costs over the primary contract term of the drilling project using the straight‑line method.  We amortize contract drilling intangible revenues based on the cash flows projected over the respective contract period and include such revenues in contract drilling revenues on our consolidated statements of operations (see Note 10—Intangible Liabilities).  We amortize, in operating and maintenance costs and expenses, the fees related to contract preparation and mobilization on a straight‑line basis over the estimated firm period of drilling, which is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract.  For contractual daily rate contracts, we recognize the losses for loss contracts as such losses are incurred.  We recognize the costs of relocating drilling units without contracts to more promising market sectors as such costs are incurred.  Upon completion of drilling contracts, we recognize in earnings any demobilization fees received and expenses incurred.  We defer capital upgrade revenues received and recognize such revenues over the primary contract term of the drilling project.  We depreciate the actual costs incurred for the capital upgrade on a straight‑line basis over the estimated useful life of the asset.  We defer the periodic survey and drydock costs incurred in connection with obtaining regulatory certification to operate our rigs and well control systems on an ongoing basis, and we recognize such costs over the period until the next survey using the straight-line method.

Our other revenues represent those derived from customer contract terminations and customer reimbursable items.  We recognize revenues from contract terminations as we fulfill our obligations for such terminations and when all contingencies have expired.  We recognize customer reimbursable revenues as we bill our customers for reimbursement of costs associated with certain equipment, materials and supplies, subcontracted services, employee bonuses and other expenditures, resulting in little or no net effect on operating income since such recognition is concurrent with the recognition of the respective reimbursable costs in operating and maintenance expense.

Share‑based compensation—For service awards, we recognize compensation expense on a straight‑line basis over the service period through the date the employee or non‑employee director is no longer required to provide service to earn the award.  For performance awards with graded vesting conditions, we recognize compensation expense on a straight‑line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.  We recognize share‑based compensation expense net of a forfeiture rate that we estimate at the time of grant based on historical experience and future expectations, and we adjust the estimated forfeiture rate, if necessary, in subsequent periods based on actual forfeitures or changed expectations.

To measure the fair values of stock options and stock appreciation rights granted or modified, we use the Black‑Scholes‑Merton option‑pricing model and apply assumptions for the expected life, risk‑free interest rate, dividend yield and expected volatility.  The expected life is based on historical information of past employee behavior regarding exercises and forfeitures of options.  The risk‑free interest rate is based upon the published U.S. Treasury yield curve in effect at the time of grant or modification for instruments with a similar life.  The dividend yield is based on our history and expectation of dividend payouts.  The expected volatility is based on a blended rate with an equal weighting of the (a) historical volatility based on historical data for an amount of time approximately equal to the expected life and (b) implied volatility derived from our at‑the‑money, long‑dated call options.  To measure the fair values of granted or modified service‑based restricted share units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of restricted share units that are subject to performance targets, we use the market price of our shares on the measurement date for the projected number of shares expected to be earned at the end of the performance period.  To measure the fair values of granted or modified restricted share units that are subject to market factors, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black‑Scholes‑Merton option‑pricing model, we apply assumptions using a risk neutral approach and an average price at the performance start date.  The risk neutral approach assumes that all peer group stocks grow at the risk‑free rate.  The average price at the performance start date is based on the average stock price for the preceding 30 trading days.

We recognize share‑based compensation expense in the same financial statement line item as cash compensation paid to the respective employees or non‑employee directors.  We recognize cash flows resulting from the tax deduction benefits for awards in excess of recognized compensation costs as financing cash flows.  In the years ended December 31, 2015, 2014 and 2013, share‑based compensation expense was $67 million, $98 million and $113 million, respectively.  In the years ended December 31, 2015, 2014 and 2013, income tax benefit on share‑based compensation expense was $11 million, $15 million and $17 million, respectively.  See Note 17—Share‑Based Compensation Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects.  In the years ended December 31, 2015, 2014 and 2013, we capitalized interest costs of $140 million, $133 million and $78 million, respectively, for our construction work in progress.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Foreign currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars, which limits our exposure to currency exchange rate fluctuations.  We recognize foreign currency exchange gains and losses in other, net.  In the years ended December 31, 2015, 2014 and 2013, we recognized net foreign currency exchange gains (losses) of less than $1 million, $18 million and $(11) million, respectively.  See Note 12—Derivatives and Hedging.

Income taxes—We provide for income taxes based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We recognize deferred tax assets and liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the applicable jurisdictional tax rates in effect at year end.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  We also record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  Additionally, we record a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with related interest and penalties.  Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 6—Income Taxes.

Cash and cash equivalents—We consider cash equivalents to include highly liquid debt instruments with original maturities of three months or less such as time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no‑load, open‑ended, management investment trusts.  Such management trusts invest exclusively in high‑quality money market instruments.

We maintain restricted cash balances and investments that are either pledged for debt service, as required under certain bank credit agreements, or held in accounts that are subject to restrictions due to legislation, regulation or court order.  We classify such restricted cash investment balances in other current assets if the restriction is expected to expire or otherwise be resolved within one year and in other assets if the restriction is expected to expire or otherwise be resolved in greater than one year.  At December 31, 2015, the aggregate carrying amount of our restricted cash investments was $467 million, of which $340 million and $127 million was classified in other current assets and other assets, respectively.  At December 31, 2014, the aggregate carrying amount of our restricted cash investments was $377 million, of which $114 million and $263 million was classified in other current assets and other assets, respectively.  See Note 11—Debt and Note 14—Commitments and Contingencies.

Accounts receivable—We earn our revenues by providing our drilling services to international oil companies and government‑owned or government‑controlled oil companies.  We evaluate the credit quality of our customers on an ongoing basis, and we do not generally require collateral or other security to support customer receivables.  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  At December 31, 2015 and 2014, the allowance for doubtful accounts was less than $1 million and $14 million, respectively.

Materials and supplies—We record materials and supplies at their average cost less an allowance for obsolescence.  We estimate the allowance for obsolescence based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2015 and 2014, the allowance for obsolescence was $148 million and $109 million, respectively.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2015 and 2014, the aggregate carrying amount of our assets held for sale was $8 million and $25 million, respectively.  See Note 7—Discontinued Operations and Note 9—Drilling Fleet.

Property and equipment—The carrying amounts of our property and equipment, consisting primarily of offshore drilling rigs and related equipment, are based on our estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs.  These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry

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conditions and operations.  At December 31, 2015, the aggregate carrying amount of our property and equipment represented approximately 79 percent of our total assets.

We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.  We compute depreciation using the straight‑line method after allowing for salvage values.

The estimated original useful lives of our drilling units range from 18 to 35 years, our buildings and improvements range from 10 to 30 years and our machinery and equipment range from four to 20 years.  We reevaluate the remaining useful lives and salvage values of our rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in operating condition, functional capability and market and economic factors.  When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long‑term impact of those upgrades on future marketability.

As of December 31, 2014, we adjusted the salvage values of certain drilling units due to existing market conditions.  In the year ended December 31, 2015, the changes in estimated salvage values resulted in an increase in depreciation expense of approximately $51 million ($48 million, or $0.13 per diluted share, net of tax).  During the year ended December 31, 2013, we adjusted the useful lives for five rigs, extending the estimated useful lives from between 29 and 40 years to between 35 and 44 years.  We deemed the life extensions appropriate for each of these rigs based on the respective contracts under which the rigs were operating and the additional life‑extending work, upgrades and inspections we performed on the rigs.  In year ended December 31, 2013, the changes in estimated useful lives of these rigs resulted in a reduction in annual depreciation expense of $3 million ($0.01 per diluted share), which had no tax effect.

Long‑lived asset impairment—We review the carrying amounts of long‑lived assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.

For assets classified as held and used, we determine recoverability by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  We consider our asset groups to be ultra‑deepwater floaters, Transocean Partners ultra‑deepwater floaters, harsh environment floaters, deepwater floaters, midwater floaters and high‑specification jackups.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our contract drilling asset groups by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.

In the year ended December 31, 2015, we determined that the carrying amount of the deepwater floater asset group and the midwater floater asset group each exceeded its fair value, and we recognized a loss of $507 million ($481 million, or $1.31 per diluted share, net of tax) and $668 million ($654 million, or $1.78 per diluted share, net of tax) associated with the impairment of the deepwater floater asset group and the midwater floater asset group, respectively, including a loss of $52 million associated with construction in progress related to the asset groups.  In the year ended December 31, 2014, we determined that the carrying amount of the deepwater floater asset group exceeded its fair value, and we recognized a loss of $788 million ($693 million, or $1.91 per diluted share, net of tax) associated with the impairment of these long‑lived assets.  If we experience increasingly unfavorable changes to actual or anticipated dayrates or other impairment indicators, or if we are unable to secure new or extended contracts for our active units or the reactivation of any of our stacked units, we may be required to recognize additional losses in future periods as a result of impairments of the carrying amount of one or more of our asset groups.  See Note 5—Impairments.

Goodwill impairment—Prior to the full impairment of our goodwill, we conducted impairment testing annually as of October 1 and more frequently, on an interim basis, when an event occured or circumstances changed that indicated that the fair value of our reporting unit may have declined below its carrying value.  We tested goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.  We determined that we had a single reporting unit for this purpose.

We estimate the fair value of our reporting unit using projected discounted cash flows, publicly traded company multiples and acquisition multiples.  To develop the projected cash flows associated with our reporting unit, which are based on estimated future dayrates and rig utilization, we consider key factors that include assumptions regarding future commodity prices, credit market conditions and the effect these factors may have on our contract drilling operations and the capital expenditure budgets of our customers.  We discount the projected cash flows using a long‑term, risk‑adjusted weighted‑average cost of capital, which is based on our estimate of the investment returns that market participants would require for each of our reporting units.  We derive publicly traded company multiples for companies with operations similar to our reporting units using observable information related to shares traded on stock exchanges and,

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when available, observable information related to recent acquisitions.  If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss, if any.

In the year ended December 31, 2014, as a result of interim goodwill tests, we recognized an aggregate loss of $3.0 billion,  which had no tax effect, associated with the full impairment of the carrying amount of our goodwill, of which $2.9 billion ($8.02 per diluted share) was attributable to controlling interest and $74 million was attributable to noncontrolling interest.  In the year ended December 31, 2013, as a result of our annual goodwill impairment test, we concluded that our goodwill was not impaired.  See Note 5—Impairments.

Derivatives and hedging—From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to variability in interest rates and currency exchange rates.  We record derivatives on our consolidated balance sheet, measured at fair value.  For derivatives that do not qualify for hedge accounting, we recognize the gains and losses associated with changes in the fair value in current period earnings.

We may enter into cash flow hedges to manage our exposure to variability of the expected future cash flows of recognized assets or liabilities or of unrecognized forecasted transactions.  For a derivative that is designated and qualifies as a cash flow hedge, we initially recognize the effective portion of the gains or losses in other comprehensive income and subsequently recognize the gains and losses in earnings in the period in which the hedged forecasted transaction affects earnings.  We recognize the gains and losses associated with the ineffective portion of the hedges in interest expense in the period in which they are realized.

We may enter into fair value hedges to manage our exposure to changes in fair value of recognized assets or liabilities, such as fixed‑rate debt, or of unrecognized firm commitments.  For a derivative that is designated and qualifies as a fair value hedge, we simultaneously recognize in current period earnings the gains or losses on the derivative along with the offsetting losses or gains on the hedged item attributable to the hedged risk.  The resulting ineffective portion, which is measured as the difference between the change in fair value of the derivative and the hedged item, is recognized in current period earnings.  See Note 12—Derivatives and Hedging, Note 20—Financial Instruments and Note 21—Risk Concentration.

Pension and other postretirement benefits—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market‑related value of assets that reduces year‑to‑year volatility by including investment gains or losses subject to amortization over a five‑year period from the year in which they occur.  Investment gains or losses for this purpose are measured as the difference between the expected return calculated using the market‑related value of assets and the actual return based on the market‑related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

We measure our actuarially determined obligations and related costs for our defined benefit pension and other postretirement benefit plans, retiree life insurance and medical benefits, by applying assumptions, including long‑term rate of return on plan assets, discount rates, mortality rates, compensation increases, employee turnover rates and health care cost trend rates.  The two most critical assumptions are the long‑term rate of return on plan assets and the discount rate.

For the long‑term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long‑term investment returns, and we weight the assumptions based on each plan’s asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa‑rated corporate bonds and the expected timing of future benefit payments.  For the projected compensation trend rate, we consider short‑term and long‑term compensation expectations for participants, including salary increases and performance bonus payments.  For the health care cost trend rate for other postretirement benefits, we establish our assumptions for health care cost trends, applying an initial trend rate that reflects both our recent historical experience and broader national statistics with an ultimate trend rate that assumes that the portion of gross domestic product devoted to health care eventually becomes constant.

At December 31, 2015 and 2014, our pension and other postretirement benefit plan obligations represented an aggregate liability of $412 million and $521 million, respectively, representing the amount of their net underfunded status.  In the years ended December 31, 2015, 2014 and 2013, net periodic benefit costs were $26 million, $75 million and $132 million, respectively.  See Note 13—Postemployment Benefit Plans.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for such legal costs only if we expect such legal costs to be recovered through insurance.

Reclassifications—We have made certain reclassifications, such as those related to our adoption of updates to accounting standards for interest and income taxes, which did not have an effect on net income, to prior period amounts to conform with the current

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year’s presentation.  These reclassifications did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Subsequent events—We evaluate subsequent events through the time of our filing on the date we issue our financial statements.  See Note 25—Subsequent Events.

Note 3—New Accounting Pronouncements

Recently adopted accounting standards

Presentation of financial statements—Effective January 1, 2015, we adopted the accounting standards update that changes the criteria for reporting discontinued operations.  The update expands the disclosures for discontinued operations and requires new disclosures related to the disposal of individually significant components of an entity that do not qualify for discontinued operations.  The update is effective for interim and annual periods beginning on or after December 15, 2014 and does not apply to components, such as our discontinued operations, that have been evaluated and reported as discontinued operations under previous guidance.  Our adoption did not have an effect on our consolidated financial statements or the disclosures contained in our notes to consolidated financial statements.

Interest—Effective December 31, 2015, we elected to early adopt the accounting standards update that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.  The update is effective for interim and annual periods beginning after December 15, 2015 and early adoption is permitted.  At December 31, 2014, as a result of our adoption, we reclassified $41 million of debt issuance costs to our recognized debt liabilities from other assets on our consolidated balance sheet.

Income taxes—Effective December 31, 2015, we elected to early adopt, on a retrospective basis, the accounting standards update that requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position.  The update is effective for interim and annual periods beginning after December 15, 2016 and early adoption is permitted.  We elected to apply the accounting standards update to the prior year on a retrospective basis for comparability purposes.  At December 31, 2014, as a result of our adoption, we reclassified $161 million of deferred income taxes to noncurrent assets and long‑term liabilities from current assets on our consolidated balance sheet.

Recently issued accounting standards

Presentation of financial statements—Effective with our annual report for the year ending December 31, 2016, we will adopt the accounting standards update that requires us to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.  The update is effective for the annual period ending after December 15, 2016 and for interim and annual periods thereafter.  We do not expect that our adoption will have a material effect on the disclosures contained in our notes to consolidated financial statements.

Revenue from contracts with customers—Effective January 1, 2018, we will adopt the accounting standards update that requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The update was originally effective for interim and annual periods beginning on or after December 15, 2016, but has since been approved for a one‑year deferral, effective for interim and annual periods beginning on or after December 15, 2017, and permits adoption as early as the original effective date.  We are evaluating the requirements to determine the effect such requirements may have on our revenue recognition policies.

Note 4—Variable Interest Entities

Consolidated variable interest entities—The carrying amounts associated with our consolidated variable interest entities, after eliminating the effect of intercompany transactions, were as follows (in millions):

	Years ended December 31,
	2015	2014
Assets	$1,157	$1,257
Liabilities	49	74
Net carrying amount	$1,108	$1,183

Angola Deepwater Drilling Company Limited (“ADDCL”), a consolidated Cayman Islands company, and Transocean Drilling Services Offshore Inc. (“TDSOI”), a consolidated British Virgin Islands Company, were joint venture companies formed to own and operate certain drilling units.  We determined that each of these joint venture companies met the criteria of a variable interest entity for accounting purposes because its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support from us.  We also determined, in each case, that we were the primary beneficiary for accounting purposes since (a) we had the power to direct the construction, marketing and operating activities, which are the activities that most significantly impact each entity’s economic performance, and (b) we had the obligation to absorb losses or the right to receive a majority of the benefits that could be potentially

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significant to the variable interest entity.  As a result, we consolidated ADDCL and TDSOI in our consolidated financial statements, we eliminated intercompany transactions, and we presented the interests that were not owned by us as noncontrolling interest on our consolidated balance sheets.

In October 2012, Angco II, a Cayman Islands company, acquired a 30 percent interest in TDSOI, a British Virgin Islands joint venture company formed to own and operate Transocean Honor.  We hold the remaining 70 percent interest in TDSOI.  Under certain circumstances, Angco II will have the right to exchange its interest in the joint venture for cash at an amount based on an appraisal of the fair value of the high‑specification jackup, subject to certain adjustments.

Unconsolidated variable interest entities—We previously held two notes receivable, which represented a variable interest in Awilco Drilling plc (“Awilco”), a U.K. company listed on the Oslo Stock Exchange.  The notes receivable were originally accepted in exchange for, and were secured by, two drilling units.  The notes receivable had stated interest rates of nine percent and were payable in scheduled quarterly installments of principal and interest through maturity in January 2015.  In April 2014, Awilco prepaid the notes, liquidating our variable interest, and we received aggregate cash proceeds of $98 million and recognized a gain of $7 million, recorded in other income, associated with the prepayment.

Note 5—Impairments

Assets held and used—During the three months ended March 31, 2015, we identified indicators that the asset groups in our contract drilling services reporting unit may not be recoverable.  Such indicators included a reduction in the number of new contract opportunities, recent low dayrate fixtures and contract terminations.  Our deepwater floater asset group, in particular, experienced further declines in projected dayrates and utilization partly caused by more technologically advanced drilling units aggressively competing with less capable drilling units.  During the three months ended June 30, 2015, we identified additional indicators that the asset groups in our contract drilling services reporting unit may not be recoverable.  Such indicators included additional customer suspensions of drilling programs and cancellations of contracts, and further reduction in the number of new contract opportunities, resulting in reduced dayrate fixtures.  Our midwater floater asset group, specifically, experienced further declines in projected dayrates and utilization as drilling activity has sharply declined in the United Kingdom (“U.K.”) and Norwegian North Sea, which has accelerated the marginalization of some of the less capable drilling units in this asset group.  As a result of our testing, we determined that the carrying amounts of the deepwater floater and the midwater floater asset groups were impaired.  In the year ended December 31, 2015, we recognized a loss of $507 million ($481 million, or $1.31 per diluted share, net of tax) and $668 million ($654 million, or $1.78 per diluted share, net of tax) associated with the impairment of the deepwater floater asset group and the midwater floater asset group, respectively, including a loss of $52 million associated with construction in progress related to the asset groups.  In each case, we measured the fair value of the asset group by applying a combination of income and cost approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  Our estimates of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.

During the year ended December 31, 2014, we identified indicators that our asset groups in our contract drilling services reporting unit may be impaired as a result of recent market developments, including recent low dayrate fixtures, partly caused by more technologically advanced drilling units competing with less capable drilling units, and projected declines in dayrates and utilization, particularly for the deepwater floater asset group.  We conducted testing for impairment, and as a result, we determined that the carrying amount of the deepwater floater asset group exceeded its fair value.  In the year ended December 31, 2014, we recognized a loss of $788 million ($693 million, or $1.91 per diluted share from continuing operations, net of tax) associated with the impairment of these long‑lived assets.  We measured the fair value of the asset group by applying a combination of income, market and cost approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rigs availability and dayrates.

In the year ended December 31, 2013, we recognized a loss of $17 million associated with the impairment of certain corporate assets under construction.  We estimated the fair value of the assets using significant other observable inputs, representative of a Level 2 fair value measurement, including comparable market data for the corporate assets.

If we experience increasingly unfavorable changes to actual or anticipated dayrates or other impairment indicators, or if we are unable to secure new or extended contracts for our active units or the reactivation of any of our stacked units, we may be required to recognize additional losses in future periods as a result of impairments of the carrying amount of one or more of our asset groups.

Assets held for sale—In the year ended December 31, 2015, we recognized an aggregate loss of $692 million ($578 million, or $1.58 per diluted share, net of tax) associated with the impairment of the ultra‑deepwater floaters Deepwater Expedition and GSF Explorer, the deepwater floaters Deepwater Navigator, Discoverer Seven Seas, GSF Celtic Sea, Sedco 707 and Transocean Rather and the midwater floaters GSF Aleutian Key, GSF Arctic III, GSF Grand Banks, GSF Rig 135, Transocean Amirante and Transocean Legend,

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along with related equipment, which were classified as assets held for sale at the time of impairment.  We measured the impairment of the drilling units and related equipment as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including indicative market values for the drilling units and related equipment to be sold for scrap value.

In the year ended December 31, 2014, we recognized an aggregate loss of $268 million ($221 million, or $0.60 per diluted share from continuing operations, net of tax) associated with the impairment of the deepwater floaters Discoverer Seven Seas, Sedco 709,  Sedco 710 and Sovereign Explorer, the midwater floaters C. Kirk Rhein, Jr.,  Falcon 100,  GSF Arctic I,  J.W. McLean,  Sedco 601,  Sedco 700,  Sedco 703 and Sedneth 701 and the high‑specification jackups GSF Magellan and GSF Monitor, along with related equipment, which were classified as assets held for sale at the time of impairment.  We measured the impairments of the drilling units and related equipment as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including, in the case of GSF Magellan and GSF Monitor, binding sale and purchase agreements for the drilling units and related equipment or, in the case of Sedco 710, Sovereign Explorer, GSF Arctic I,  J.W. McLean,  Sedco 601 and Sedco 700, indicative market values for the drilling units and related equipment to be sold for scrap value.

In the year ended December 31, 2013, we recognized an aggregate loss of $64 million ($0.17 per diluted share), which had no tax effect, associated with the impairment of the deepwater floater Sedco 709, the midwater floaters C. Kirk Rhein, Jr. and Sedco 703 and the high‑specification jackup GSF Monitor, all of which were classified as assets held for sale at the time of impairment.  We measured the impairments of the drilling units and related equipment as the amount by which the carrying amounts exceeded the estimated fair values less costs to sell.  We estimated the fair values of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including, in the case of GSF Monitor, a binding sale and purchase agreement, or, in the case of Sedco 709,  C. Kirk Rhein, Jr. and Sedco 703, nonbinding sale and purchase agreements for the drilling units and related equipment.

If we commit to plans to sell additional rigs for values below the respective carrying amounts, we may be required to recognize additional losses in future periods associated with the impairment of such assets.

Goodwill—During the year ended December 31, 2014, we noted rapid and significant declines in the market value of our stock, oil and natural gas prices and actual and projected declines in dayrates and utilization.  We identified these as indicators that the fair value of our goodwill could have fallen below its carrying amount.  As a result, we performed interim goodwill impairment tests and determined that the goodwill associated with our contract drilling services reporting unit was fully impaired.  In the year ended December 31, 2014, we recognized an aggregate loss of $3.0 billion associated with the full impairment of the carrying amount of our goodwill, which had no tax effect.  We determined that, of the $3.0 billion aggregate loss, $2.9 billion ($8.02 per diluted share) was attributable to controlling interest and $74 million was attributable to noncontrolling interest.  We estimated the implied fair value of the goodwill using a variety of valuation methods, including the income and market approaches.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future oil and natural gas prices, projected demand for our services, rig availability and dayrates.  As a result of our annual impairment test, performed as of October 1, 2013, we determined that our goodwill was not impaired.

Note 6—Income Taxes

Tax rate—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax.  Consequently, Transocean Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.  Generally, our annual marginal tax rate is lower than our annual effective tax rate.

Effective April 1, 2015, the U.K introduced the diverted profits tax within its Summer Finance Bill 2015, which imposes tax on groups that use certain tax planning techniques that are perceived as diverting profits from the U.K.  The change in the law did not affect our existing annual income tax rate or deferred tax balances.  In the years ended December 31, 2015, 2014 and 2013, our annual effective tax rate was 16.4 percent, 18.7 percent and 20.1 percent, respectively.

On December 18, 2015, Norwegian authorities reduced the corporate income tax rate to 25 percent from 27 percent, effective January 1, 2016.  We have applied this change in determining our annual effective tax rate.  The change in Norwegian tax law resulted in a decrease of $11 million to income tax expense resulting from the application of the newly enacted tax rate to our existing deferred tax balances.

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The components of our provision (benefit) for income taxes were as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Current tax expense	$284	$288	$267
Deferred tax benefit	(78)	(142)	(9)
Income tax expense	$206	$146	$258

The following is a reconciliation of the differences between the income tax expense for our continuing operations computed at the Swiss holding company federal statutory rate of 7.83 percent and our reported provision for income taxes (in millions):

	Years ended December 31,

	2015	2014	2013
Income tax expense at the Swiss federal statutory rate	$80	$(141)	$130
Taxes on earnings subject to rates different than the Swiss federal statutory rate	54	88	185
Taxes on impairment losses subject to rates different than the Swiss federal statutory rate	(8)	174	5
Taxes on revaluation of Norwegian assets	50	69	—
Taxes on litigation matters subject to rates different than the Swiss federal statutory rate	(9)	5	(33)
Changes in unrecognized tax benefits, net	19	(119)	(62)
Change in valuation allowance	34	93	37
Benefit from foreign tax credits	(10)	(23)	(18)
Other, net	(4)	—	14
Income tax expense	$206	$146	$258

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2015	2014
Deferred tax assets
Net operating loss carryforwards	$293	$315
Tax credit carryforwards	23	14
Accrued payroll expenses not currently deductible	83	113
Deferred income	139	125
Loss contingencies	72	66
Professional fees	2	94
U.K. charter limitation	69	28
Other	36	28
Valuation allowance	(374)	(340)
Total deferred tax assets	343	443

Deferred tax liabilities
Depreciation and amortization	(332)	(483)
Other	(34)	(37)
Total deferred tax liabilities	(366)	(520)

Net deferred tax liabilities	$(23)	$(77)

At December 31, 2015 and 2014, our deferred tax assets included U.S. foreign tax credit carryforwards of $23 million and $14 million, respectively, which will expire between 2017 and 2025.  The deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2015, the tax effect of our Norwegian and Brazilian net operating losses, which do not expire, was $77 million and $17 million, respectively, and the tax effect of our U.S. net operating loss, which expires in 2035 was $42 million.  At December 31, 2014, the tax effect of our Norwegian and Brazilian net operating losses, which do not expire, was $108 million and $40 million, respectively.

The valuation allowance for our deferred tax assets was as follows (in millions):

	December 31,
	2015	2014
Valuation allowance for deferred tax assets	$374	$340

Our deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not permanently reinvested or that will not be permanently reinvested in the future.  Should our expectations change regarding future tax consequences, we may be required

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to record additional deferred taxes that could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

We consider the earnings of certain of our subsidiaries to be indefinitely reinvested.  As such, we have not provided for taxes on these unremitted earnings.  Should we make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions.  At December 31, 2015, the amount of indefinitely reinvested earnings was approximately $2.2 billion.  If all of these indefinitely reinvested earnings were distributed, we would be subject to estimated taxes of $200 million to $250 million.

Unrecognized tax benefits—The changes to our liabilities related to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Balance, beginning of period	$265	$326	$382
Additions for current year tax positions	36	25	24
Additions for prior year tax positions	24	3	10
Reductions for prior year tax positions	(27)	(19)	(72)
Settlements	(5)	(47)	(6)
Reductions related to statute of limitation expirations	(6)	(23)	(12)
Balance, end of period	$287	$265	$326

The liabilities related to our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2015	2014
Unrecognized tax benefits, excluding interest and penalties	$287	$265
Interest and penalties	118	120
Unrecognized tax benefits, including interest and penalties	$405	$385

In the years ended December 31, 2015, 2014 and 2013, we recognized income of $1 million, $57 million and $23 million, respectively, recorded as a component of income tax expense, related to previously recognized interest and penalties associated with our unrecognized tax benefits.  As of December 31, 2015, if recognized, $405 million of our unrecognized tax benefits, including interest and penalties, would favorably impact our effective tax rate.

It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2016, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non‑U.S. tax matters for years prior to 2010.

Our tax returns in the major jurisdictions in which we operate, other than the U.S., Norway and Brazil, which are mentioned below, are generally subject to examination for periods ranging from three to six years.  We have agreed to extensions beyond the statute of limitations in two major jurisdictions for up to 20 years.  Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments.  We are defending our tax positions in those jurisdictions.  While we cannot predict or provide assurance as to the timing or the outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated statement of cash flows.

U.S. tax investigations—In January 2014, we received a draft assessment from the U.S. tax authorities related to our 2010 and 2011 U.S. federal income tax returns.  The significant issue raised in the assessment relates to transfer pricing for certain charters of drilling rigs between our subsidiaries.  This issue, if successfully challenged, would result in net adjustments of approximately $290 million of additional taxes, excluding interest and penalties.  We believe our U.S. federal income tax returns are materially correct as filed, and we intend to continue to vigorously defend against all such claims to the contrary.  An unfavorable outcome on these adjustments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  Furthermore, if the authorities were to continue to pursue these positions with respect to subsequent years and were successful in such assertions, our effective tax rate on worldwide earnings with respect to years following 2011 could increase substantially, and could have a material adverse effect on our consolidated results of operations or cash flows.
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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Norway tax investigations and trial—Norwegian civil tax and criminal authorities are investigating various transactions undertaken by our subsidiaries in 1999, 2001 and 2002 as well as the actions of certain employees of our former external tax advisors on these transactions.  At December 31, 2015, outstanding civil tax assessments were as follows: (a) NOK 412 million, equivalent to approximately $47 million, plus interest, related to a 2001 dividend payment and (b) NOK 43 million, equivalent to approximately $5 million, plus interest, related to certain foreign exchange deductions and dividend withholding tax.  On June 26, 2014, the Norwegian district court in Oslo ruled that our subsidiary was liable for the civil tax assessment of NOK 412 million, equivalent to approximately $47 million, but waived all penalties and interest.  On September 12, 2014, we appealed the ruling.  We intend to take all other appropriate action to continue to support our position that our Norwegian tax returns are materially correct as filed.

In June 2011, the Norwegian authorities issued criminal indictments against two of our subsidiaries alleging misleading or incomplete disclosures in Norwegian tax returns for the years 1999 through 2002, as well as inaccuracies in Norwegian statutory financial statements for the years ended December 31, 1996 through 2001.  The Norwegian authorities subsequently extended a criminal indictment against a third subsidiary in April 2012.  The Norwegian authorities also issued criminal indictments against two employees of our former external tax advisors related to the disclosures in our tax returns, and our former external Norwegian tax attorney related to certain of our restructuring transactions and the 2001 dividend payment.  On July 2, 2014, the District Court acquitted all subsidiaries and the employees of our former external tax advisors and our former external Norwegian tax attorney.  On July 16, 2014, the Norwegian authorities filed appeals on three criminal charges but formally dropped all claims related to two criminal charges.  At December 31, 2015, the outstanding criminal charges were with respect to the following matters: (a) disclosures in our Norwegian tax returns related to a dividend payment in 2001, (b) disclosures in our Norwegian tax returns related to an intercompany rig sale in 1999 and (c) certain inaccuracies in Norwegian statutory financial statements for the years ended December 31, 1996 through 2001.  We believe our Norwegian tax returns are materially correct as filed, and we intend to continue to vigorously contest any assertions to the contrary by the Norwegian civil and criminal authorities in connection with the various transactions being investigated.  An unfavorable outcome on the Norwegian civil and criminal tax matters could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  See Note 25—Subsequent Events.

Brazil tax investigations—Certain of our Brazilian income tax returns for the years 2000 through 2004 are currently under examination.  In December 2005, the Brazilian tax authorities issued an aggregate tax assessment of BRL 762 million, equivalent to approximately $192 million, including penalties and interest.  On January 25, 2008, we filed a protest letter with the Brazilian tax authorities, and we are currently engaged in the appeals process.  On May 19, 2014, with respect to our Brazilian income tax returns for the years 2009 and 2010, the Brazilian tax authorities issued an aggregate tax assessment of BRL 132 million, equivalent to approximately $33 million, including penalties and interest.  On June 18, 2014, we filed a protest letter with the Brazilian tax authorities.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other tax matters—We conduct operations through our various subsidiaries in a number of countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions, employee contribution requirements and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these adjustments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 7—Discontinued Operations

Summarized results of discontinued operations

The summarized results of operations included in income from discontinued operations were as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Operating revenues	$—	$166	$1,031
Operating and maintenance expense	(3)	(162)	(1,022)
Loss on impairment of assets in discontinued operations	—	—	(14)
Gain (loss) on disposal of assets in discontinued operations, net	1	(10)	54
Income (loss) from discontinued operations before income tax expense	(2)	(6)	49
Income tax benefit (expense)	4	(14)	(40)
Income (loss) from discontinued operations, net of tax	$2	$(20)	$9

Standard jackup and swamp barge contract drilling services

Overview—In September 2012, in connection with our efforts to dispose of non‑strategic assets and to reduce our exposure to low‑specification drilling units, we committed to a plan to discontinue operations associated with the standard jackup and swamp barge asset groups, components of our contract drilling services operating segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Impairments—In the year ended December 31, 2013, we recognized an aggregate loss of $14 million ($0.04 per diluted share), which had no tax effect, associated with the impairment of the standard jackups GSF Rig 127 and GSF Rig 134.  We measured the impairment of the drilling units and related equipment as the amount by which the carrying amounts exceeded the estimated fair values less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including a binding sale and purchase agreement for the drilling units and related equipment.

Sale transactions with Shelf Drilling—In November 2012, we completed the sale of 38 drilling units to Shelf Drilling Holdings, Ltd. (“Shelf Drilling”).  A portion of the proceeds from the sale were in the form of perpetual preference shares that had a stated value of $195 million.  In June 2013, we sold the preference shares to an unaffiliated party for cash proceeds of $185 million and, in the year ended December 31, 2013, we recognized a loss of $10 million ($0.03 per diluted share), recorded in other expense, net, which had no tax effect, associated with the sale of the preference shares.

For a transition period following the completion of the sale transactions, we agreed to continue to operate a substantial portion of the standard jackups under operating agreements with Shelf Drilling and to provide certain other transition services to Shelf Drilling.  Under the operating agreements, we agreed to remit the collections from our customers under the associated drilling contracts to Shelf Drilling, and Shelf Drilling agreed to reimburse us for our direct costs and expenses incurred while operating the standard jackups on behalf of Shelf Drilling with certain exceptions.  Amounts due to Shelf Drilling under the operating agreements and transition services agreement may be contractually offset against amounts due from Shelf Drilling.  The costs to us for providing such operating and transition services, including allocated indirect costs, exceeded the amounts we received from Shelf Drilling for providing such services.

Under the operating agreements, we agreed to operate the standard jackups on behalf of Shelf Drilling for periods ranging from nine months to 27 months, until expiration or novation of the underlying drilling contracts by Shelf Drilling, the last of which was completed in January 2015.  Until the expiration or novation of such drilling contracts, we retained possession of the materials and supplies associated with the standard jackups that we operated under the operating agreements.  In the years ended December 31, 2015, 2014 and 2013, we received cash proceeds of $3 million, $25 million and $64 million, respectively, associated with the sale of equipment and materials and supplies to Shelf Drilling upon expiration of the drilling contracts.  In the year ended December 31, 2013, we recognized a net gain of $11 million ($0.03 per diluted share), which had no tax effect, associated with the sale of equipment and materials and supplies to Shelf Drilling upon expiration or novation of the drilling contracts.

For a period through November 2015, we agreed to provide to Shelf Drilling up to $125 million of financial support by maintaining letters of credit, surety bonds and guarantees for various contract bidding and performance activities associated with the drilling units sold to Shelf Drilling and in effect at the closing of the sale transactions.  In November 2015, our commitment to provide such financial support expired, and at December  31, 2015, we had no remaining letters of credit outstanding in support of drilling units sold to Shelf Drilling.  At December 31, 2014, we had $91 million of outstanding letters of credit, issued under our committed and uncommitted credit lines, in support of drilling units sold to Shelf Drilling.  See Note 14—Commitments and Contingencies.

Other dispositions—During the year ended December 31, 2013, we completed the sale of the standard jackups D.R. Stewart, GSF Adriatic VIII,  GSF Rig 127, GSF Rig 134, Interocean III,  Trident IV‑A and Trident VI, along with related equipment.  In the year ended December 31, 2013, in connection with the disposal of these assets, we received aggregate net cash proceeds of $140 million and recognized an aggregate net gain of $44 million ($0.12 per diluted share), which had no tax effect.  In the years ended December 31, 2015, 2014 and 2013, we recognized an aggregate net gain of $1 million and $2 million and an aggregate net loss of $1 million, respectively, associated with the disposal of assets unrelated to rig sales.

Drilling management services

In February 2014, in connection with our efforts to discontinue non‑strategic operations, we completed the sale of ADTI, which performs drilling management services in the North Sea.  As a result of the sale, we reclassified the results of operations of our drilling management services operating segment to discontinued operations for all periods presented.  In the year ended December 31, 2014, we received net cash proceeds of $10 million and recognized a net loss of $12 million ($0.03 per diluted share), which had no tax effect, associated with the sale of the drilling management services business.  We agreed to provide a $15 million working capital line of credit to the buyer through March 2016.  At December 31, 2014, ADTI owed to us borrowings of $15 million outstanding under the working capital line of credit, recorded in other assets.  In May 2015, ADTI repaid the borrowings and terminated the credit agreement.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 8—Earnings (Loss) Per Share

The numerator and denominator used for the computation of basic and diluted per share earnings from continuing operations were as follows (in millions, except per share data):

	Years ended December 31,
	2015		2014		2013
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for earnings (loss) per share
Income (loss) from continuing operations attributable to controlling interest	$789	$789	$(1,893)	$(1,893)	$1,398	$1,398
Undistributed earnings allocable to participating securities	(7)	(7)	—	—	(12)	(12)
Income (loss) from continuing operations available to shareholders	$782	$782	$(1,893)	$(1,893)	$1,386	$1,386

Denominator for earnings (loss) per share
Weighted-average shares outstanding	363	363	362	362	360	360
Effect of stock options and other share-based awards	—	—	—	—	—	—
Weighted-average shares for per share calculation	363	363	362	362	360	360

Per share earnings (loss) from continuing operations	$2.16	$2.16	$(5.23)	$(5.23)	$3.85	$3.85

In the years ended December 31, 2015, 2014 and 2013, we excluded from the calculation 3.3 million, 2.5 million and 1.4 million share‑based awards, respectively, since the effect would have been anti‑dilutive.

Note 9—Drilling Fleet

Construction work in progress—For each of the three years ended December 31, 2015, the changes in our construction work in progress, including capital expenditures and other capital additions, such as capitalized interest, were as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Construction work in progress, at beginning of period	$2,451	$2,710	$2,010

Capital additions
Newbuild construction program	1,622	1,436	1,379
Other equipment and construction projects	379	729	859
Total capital expenditures	2,001	2,165	2,238
Changes in accrued capital additions	(15)	(43)	44
Impairment of construction work in progress	(52)	—	(17)

Property and equipment placed into service
Newbuild construction program	—	(1,522)	(720)
Other property and equipment	(649)	(859)	(845)
Construction work in progress, at end of period	$3,736	$2,451	$2,710

Dispositions—During the year ended December 31, 2015, in connection with our efforts to dispose of non‑strategic assets, we completed the sale of the ultra‑deepwater floaters Deepwater Expedition and GSF Explorer, the deepwater floaters Discoverer Seven Seas,  GSF Celtic Sea, Sedco 707,  Sedco 710, Sovereign Explorer and Transocean Rather and the midwater floaters C. Kirk Rhein, Jr.,  GSF Aleutian Key, GSF Arctic I,  GSF Arctic III,  J.W. McLean, Sedco 601, Sedco 700, Transocean Amirante and Transocean Legend, along with related equipment.  In the year ended December 31, 2015, we received aggregate net cash proceeds of $35 million and recognized an aggregate net gain of $14 million ($11 million or $0.02 per diluted share, net of tax) associated with the disposal of these assets.  In the year ended December 31, 2015, we received cash proceeds of $16 million and recognized an aggregate net loss of $42 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2014, we completed the sale of the deepwater floater Sedco 709, the midwater floater Sedco 703 and the high‑specification jackups GSF Magellan and GSF Monitor, along with related equipment.  In the year ended December 31, 2014, we received aggregate net cash proceeds of $185 million and recognized an aggregate net loss of $1 million associated with the disposal of these assets.  In the year ended December 31, 2014, we received cash proceeds of $30 million and recognized an aggregate net loss of $25 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2013, we completed the sale of the deepwater floater Transocean Richardson along with related equipment.  In the year ended December 31, 2013, we received net cash proceeds of $142 million and recognized a net gain of

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

$33 million ($22 million or $0.06 per diluted share, net of tax) associated with the disposal of these assets.  In the year ended December 31, 2013, we received cash proceeds of $32 million and recognized an aggregate net loss of $26 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2015, we committed to a plan to sell the ultra‑deepwater floaters Deepwater Expedition and GSF Explorer, the deepwater floaters Deepwater Navigator,  GSF Celtic Sea, Sedco 707, and Transocean Rather and the midwater floaters GSF Aleutian Key, GSF Arctic III, GSF Grand Banks, GSF Rig 135, Transocean Amirante and Transocean Legend, along with related equipment.  At December 31, 2015, the aggregate carrying amount of our assets held for sale was $8 million, including the deepwater floater Deepwater Navigator and the midwater floaters Falcon 100, GSF Grand Banks, GSF Rig 135 and Sedneth 701, along with related equipment, and certain corporate assets.  At December 31, 2014, the aggregate carrying amount of our assets held for sale was $25 million, including an aggregate carrying amount of $23 million for the deepwater floaters Discoverer Seven Seas,  Sedco 710 and Sovereign Explorer and the midwater floaters C. Kirk Rhein, Jr.,  Falcon 100,  GSF Arctic I,  J.W. McLean,  Sedco 601,  Sedco 700 and Sedneth 701, along with related equipment, and an aggregate carrying amount of $2 million for the then remaining assets associated with our discontinued operations.

See Note 5—Impairments.

Note 10—Intangible Liabilities

The gross carrying amounts of our drilling contract intangibles which we consider to be finite‑lived intangible liabilities, and accumulated amortization were as follows (in millions):

	Year ended December 31, 2015			Year ended December 31, 2014
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount
Drilling contract intangible liabilities
Balance, beginning of period	$1,410	$(1,381)	$29	$1,410	$(1,366)	$44
Amortization	—	(15)	(15)	—	(15)	(15)
Balance, end of period	$1,410	$(1,396)	$14	$1,410	$(1,381)	$29

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 11—Debt

Debt, net of debt‑related balances, including unamortized discounts, premiums, issue costs and fair value adjustments, was comprised of the following (in millions):

	December 31,	December 31,
	2015	2014
4.95% Senior Notes due November 2015 (a)	$—	$897
5.05% Senior Notes due December 2016 (a)	973	996
2.5% Senior Notes due October 2017 (a)	568	745
Eksportfinans Loans due January 2018	216	369
6.00% Senior Notes due March 2018 (a)	789	998
7.375% Senior Notes due April 2018 (a)	236	246
6.50% Senior Notes due November 2020 (a)	911	906
6.375% Senior Notes due December 2021 (a)	1,143	1,192
3.8% Senior Notes due October 2022 (a)	726	740
7.45% Notes due April 2027 (a)	94	97
8% Debentures due April 2027 (a)	57	57
7% Notes due June 2028	309	309
Capital lease contract due August 2029	591	615
7.5% Notes due April 2031 (a)	589	596
6.80% Senior Notes due March 2038 (a)	991	991
7.35% Senior Notes due December 2041 (a)	297	297
Total debt	8,490	10,051
Less debt due within one year
4.95% Senior Notes due November 2015 (a)	—	897
5.05% Senior Notes due December 2016 (a)	973	—
Eksportfinans Loans due January 2018	97	114
Capital lease contract due August 2029	23	21
Total debt due within one year	1,093	1,032
Total long-term debt	$7,397	$9,019

(a)

Transocean Inc., a 100 percent owned subsidiary of Transocean Ltd., is the issuer of the notes and debentures, which have been guaranteed by Transocean Ltd.  Transocean Ltd. has also guaranteed borrowings under the Five‑Year Revolving Credit Facility.  Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or return of capital distributions.  See Note 23—Condensed Consolidating Financial Information.

Scheduled maturities—At December 31, 2015, the scheduled maturities of our debt were as follows (in millions):

Consolidated
total
Years ending December 31,
2016	$1,089
2017	686
2018	1,095
2019	32
2020	935
Thereafter	4,672
Total debt, excluding debt-related balances	8,509
Total debt-related balances, net	(19)
Total debt	$8,490

Five‑Year Revolving Credit Facility—In June 2014, we entered into an amended and restated bank credit agreement, which established a $3.0 billion unsecured five‑year revolving credit facility, that is scheduled to expire on June 28, 2019 (the “Five‑Year Revolving Credit Facility”).  Among other things, the Five‑Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Five‑Year Revolving Credit Facility also includes a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0.  Borrowings under the Five‑Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default, borrowings are guaranteed by Transocean Ltd. and may be prepaid in whole or in part without premium or penalty.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

We may borrow under the Five‑Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin (the “Five‑Year Revolving Credit Facility Margin”), which ranges from 1.125 percent to 2.0 percent based on the credit rating of our non‑credit enhanced senior unsecured long‑term debt (“Debt Rating”), or (2) the base rate specified in the credit agreement plus the Five‑Year Revolving Credit Facility Margin, less one percent per annum.  Throughout the term of the Five‑Year Revolving Credit Facility, we pay a facility fee on the daily unused amount of the underlying commitment which ranges from 0.15 percent to 0.35 percent depending on our Debt Rating.  Effective March 19, 2015, as a result of a reduction of our Debt Rating, the Five‑Year Revolving Credit Facility Margin increased to 1.75 percent from 1.5 percent and the facility fee increased to 0.275 percent from 0.225 percent.  At December 31, 2015, based on our Debt Rating on that date, the Five‑Year Revolving Credit Facility Margin was 1.75 percent and the facility fee was 0.275 percent.  At December 31, 2015, we had no borrowings outstanding or letters of credit issued, and we had $3.0 billion of available borrowing capacity under the Five‑Year Revolving Credit Facility.

4.95% Senior Notes and 6.50% Senior Notes—In September 2010, we issued $1.1 billion aggregate principal amount of 4.95% Senior Notes due November 2015 (the “4.95% Senior Notes”) and $900 million aggregate principal amount of 6.50% Senior Notes due November 2020 (the “6.50% Senior Notes,” and together with the 4.95% Senior Notes, the “2010 Senior Notes”).  We are required to pay interest on the 2010 Senior Notes on May 15 and November 15 of each year, beginning November 15, 2010.  We may redeem some or all of the 2010 Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make‑whole premium.  The indenture pursuant to which the 2010 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.

On November 17, 2014, we redeemed an aggregate principal amount of $207 million of the outstanding 4.95% Senior Notes with an aggregate payment of $216 million and we recognized a loss of $9 million associated with the partial redemption.  On July 30, 2015, we redeemed the remaining aggregate principal amount of $893 million of the outstanding 4.95% Senior Notes with an aggregate cash payment of $904 million, and in the year ended December 31, 2015, we recognized a loss of $10 million associated with the retirement.  At December 31, 2015 and 2014, the aggregate outstanding principal amount of the 6.50% Senior Notes was $900 million.

5.05% Senior Notes, 6.375% Senior Notes and 7.35% Senior Notes—In December 2011, we issued $1.0 billion aggregate principal amount of 5.05% Senior Notes due December 2016 (the “5.05% Senior Notes”), $1.2 billion aggregate principal amount of 6.375% Senior Notes due December 2021 (the “6.375% Senior Notes”) and $300 million aggregate principal amount of 7.35% Senior Notes due December 2041 (the “7.35% Senior Notes,” and collectively with the 5.05% Senior Notes and the 6.375% Senior Notes, the “2011 Senior Notes”).  The interest rates for the notes are subject to adjustment from time to time upon a change to our Debt Rating.  Effective June 15 and December 15, 2015, as a result of reductions of our Debt Rating, the interest rates on the 5.05% Senior Notes, the 6.375% Senior Notes and the 7.35% Senior Notes increased by an incremental 0.5 percent and 0.25 percent, respectively, from the stated rate to 5.80 percent, 7.125 percent and 8.10 percent, respectively.  The indenture pursuant to which the 2011 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the 2011 Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make‑whole premium.

In the year ended December 31, 2015, we repurchased an aggregate principal amount of $25 million of the 5.05% Senior Notes and $50 million of the 6.375% Senior Notes with aggregate cash payments of $25 million and $40 million, respectively, and recognized a gain of less than $1 million and $10 million, respectively, associated with the retirement of debt.  At December 31, 2015, the aggregate outstanding principal amount of the 5.05% Senior Notes, the 6.375% Senior Notes and the 7.35% Senior Notes was $975 million, $1.2 billion and $300 million, respectively.

2.5% Senior Notes and 3.8% Senior Notes—In September 2012, we issued $750 million aggregate principal amount of 2.5% Senior Notes due October 2017 (the “2.5% Senior Notes”) and $750 million aggregate principal amount of 3.8% Senior Notes due October 2022 (the “3.8% Senior Notes,” and together with the 2.5% Senior Notes, the “2012 Senior Notes”).  The interest rates for the notes are subject to adjustment from time to time upon a change to our Debt Rating.  Effective April 15, 2015, as a result of a reduction of our Debt Rating, the interest rates on the 2.5% Senior Notes and the 3.8% Senior Notes increased 0.5 percent from the stated rate to 3.0 percent and 4.3 percent, respectively.  The indenture pursuant to which the 2012 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the 2012 Senior Notes at any time prior to maturity at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, together with a make‑whole premium unless, in the case of the 3.8% Senior Notes, such redemption occurs on or after July 15, 2022, in which case no such make‑whole premium will apply.

In the year ended December 31, 2015, we repurchased an aggregate principal amount of $180 million of the 2.5% Senior Notes and $16 million of the 3.8% Senior Notes with an aggregate cash payment of $170 million and $11 million, respectively, and recognized an aggregate gain of $9 million and $5 million, respectively, associated with the retirement of debt.  At December 31, 2015, the aggregate outstanding principal amount of the 2.5% Senior Notes and the 3.8% Senior Notes was $570 million and $734 million, respectively.

5.25% Senior Notes, 6.00% Senior Notes and 6.80% Senior Notes—In December 2007, we issued $500 million aggregate principal amount of 5.25% Senior Notes due March 2013 (the “5.25% Senior Notes”), $1.0 billion aggregate principal amount of 6.00% Senior Notes due March 2018 (the “6.00% Senior Notes”) and $1.0 billion aggregate principal amount of 6.80% Senior Notes due

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

March 2038 (the “6.80% Senior Notes”).  The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  We may redeem some or all of the notes at any time, at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make‑whole premium.

In the year ended December 31, 2015, we repurchased an aggregate principal amount of $211 million of the 6.00% Senior Notes with an aggregate cash payment of $205 million and recognized an aggregate gain of $5 million associated with the retirement of debt.  On March 15, 2013, the stated maturity date of the 5.25% Senior Notes, we repaid the outstanding $500 million aggregate principal amount of the 5.25% Senior Notes.  At December 31, 2015, the aggregate outstanding principal amount of the 6.00% Senior Notes and the 6.80% Senior Notes was $789 million and $1.0 billion, respectively.

Eksportfinans Loans—We have borrowings under the Loan Agreement dated September 12, 2008 (“Eksportfinans Loan A”) and under the Loan Agreement dated November 18, 2008 (“Eksportfinans Loan B,” and together with Eksportfinans Loan A, the “Eksportfinans Loans”).  The Eksportfinans Loans bear interest at a fixed rate of 4.15 percent and require semi‑annual installments of principal and interest through September 2017 and January 2018 for Eksportfinans Loan A and Eksportfinans Loan B, respectively.  At December 31, 2015 and 2014, the aggregate principal amount outstanding under the Eksportfinans Loans was NOK 1.9 billion and NOK 2.8 billion, equivalent to approximately $217 million and $370 million, respectively.

The Eksportfinans Loans require collateral to be held by a financial institution through expiration (the “Eksportfinans Restricted Cash Investments”).  The Eksportfinans Restricted Cash Investments bear interest at a fixed rate of 4.15 percent with semi‑annual installments that correspond with those of the Eksportfinans Loans.  At December 31, 2015 and 2014, the aggregate principal amount of the Eksportfinans Restricted Cash Investments was NOK 1.9 billion and NOK 2.8 billion, equivalent to approximately $217 million and $370 million, respectively.

7.375% Senior Notes—In March 2002, we issued $247 million principal amount of our 7.375% Senior Notes due April 2018 (the “7.375% Senior Notes”).  The indenture pursuant to which the 7.375% Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  In the year ended December 31, 2015, we repurchased an aggregate principal amount of $10 million of the 7.375% Senior Notes with an aggregate cash payment of $9 million and recognized an aggregate gain of $1 million associated with the retirement of debt.  At December 31, 2015, the aggregate outstanding principal amount of the 7.375% Senior Notes was $236 million.

7.45% Notes and 8% Debentures—In April 1997, a predecessor of Transocean Inc. issued $100 million aggregate principal amount of 7.45% Notes due April 2027 (the “7.45% Notes”) and $200 million aggregate principal amount of 8% Debentures due April 2027 (the “8% Debentures”).  The indenture pursuant to which the 7.45% Notes and the 8% Debentures were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  The 7.45% Notes and the 8% Debentures are redeemable at any time at our option subject to a make‑whole premium.  In the year ended December 31, 2015, we repurchased an aggregate principal amount of $4 million of the 7.45% Senior Notes with an aggregate cash payment of $3 million and recognized an aggregate gain of $1 million associated with the retirement of debt.  At December 31, 2015, the aggregate outstanding principal amount of the 7.45% Notes and the 8% Debentures was $96 million and $57 million, respectively.

7% Notes—One of our wholly‑owned subsidiaries is the obligor of the 7% Notes due 2028 (the “7% Notes”), and we have not guaranteed this obligation.  The indenture related to the 7% Notes contains limitations on creating liens and sale/leaseback transactions.  The obligor may redeem the 7% Notes in whole or in part at a price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make‑whole premium.  At December 31, 2015, the outstanding principal amount of the 7% Notes was $300 million.

Capital lease contract—In August 2009, we accepted delivery of Petrobras 10000, an asset held under capital lease, and we recorded $716 million to property and equipment, net and a corresponding increase to long‑term debt.  The capital lease contract has an implicit interest rate of 7.8 percent and requires scheduled monthly payments of $6 million through August 2029, after which we will have the right and obligation to acquire the drillship from the lessor for one dollar.  See Note 14—Commitments and Contingencies.

7.5% Notes—In April 2001, we issued $600 million aggregate principal amount of 7.5% Notes due April 2031 (the “7.5% Notes”).  The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  In the year ended December 31, 2015, we repurchased an aggregate principal amount of $7 million of the 7.5% Senior Notes with an aggregate payment of $5 million and recognized an aggregate gain of $2 million associated with the retirement of debt.  At December 31, 2015, the outstanding principal amount of the 7.5% Notes was $593 million.

ADDCL Credit Facility—ADDCL had a $704 million senior secured credit facility, established under a bank credit agreement dated June 2, 2008 that was scheduled to expire in December 2017 (the “ADDCL Credit Facility”), for which one of our subsidiaries provided the portion of the commitment for the facility.  In February 2014, we made a cash payment of $614 million to repay the borrowings outstanding under the ADDCL Credit Facility, $451 million of which was paid to one of our subsidiaries and eliminated in consolidation.  Upon repayment of all borrowings, we terminated the bank credit agreement under which the credit facility was established.

-  23  -

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

1.50% Series C Convertible Senior Notes—In December 2007, we issued $2.2 billion aggregate principal amount of the 1.50% Series C Convertible Senior Notes due December 2037 (the “Convertible Senior Notes”).  On December 14, 2012, certain holders of the Series C Convertible Senior Notes exercised their option to require us to repurchase all or any part of such holders’ notes, and as a result, we were required to repurchase an aggregate principal amount of $1.7 billion of the Series C Convertible Senior Notes for an aggregate cash payment of $1.7 billion.  In February 2013, we redeemed the remaining $62 million aggregate principal amount of the Series C Convertible Senior Notes for an aggregate cash payment of $62 million.

Callable Bonds—We were the obligor for the FRN Aker Drilling ASA Senior Unsecured Callable Bond Issue 2011/2016 and the 11% Aker Drilling ASA Senior Unsecured Callable Bond Issue 2011/2016 (together, the “Callable Bonds”), which were publicly traded on the Oslo Stock Exchange.  In March 2013, we made an aggregate cash payment of NOK 1,567 million, equivalent to $273 million, to redeem the aggregate outstanding principal amount of NOK 1,500 million, equivalent to $262 million.  In the year ended December 31, 2013, we recognized a loss of $1 million associated with the retirement of debt.

TPDI Credit Facility—Transocean Pacific Drilling Inc. (“TPDI”), our wholly owned subsidiary, had a $1.265 billion secured credit facility, established under a bank credit agreement dated October 28, 2008, that was scheduled to expire in March 2015 (the “TPDI Credit Facility”), for which one of our subsidiaries provided a portion of the commitment for the facility.  In June 2013, we made a cash payment of $735 million to repay the borrowings outstanding under the TPDI Credit Facility, $367 million of which was paid to one of our subsidiaries and eliminated in consolidation.  Upon repayment of all borrowings, we terminated the bank credit agreement under which the credit facility was established and the related security agreement.  In the year ended December 31, 2013, we recognized a loss of $1 million associated with the retirement of debt.

Note 12—Derivatives and Hedging

Derivatives designated as hedging instruments—During the year ended December 31, 2014, we entered into interest rate swaps, which are designated and qualify as a fair value hedge, to reduce our exposure to changes in the fair value of the 6.0% Senior Notes due March 2018 and the 6.5% Senior Notes due November 2020.  The interest rate swaps have aggregate notional amounts equal to the corresponding face values of the hedged instruments and have stated maturities that coincide with those of the hedged instruments.  We have determined that the hedging relationships qualify for, and we have applied, the shortcut method of accounting under which the interest rate swaps are considered to have no ineffectiveness and no ongoing assessment of effectiveness is required.  Accordingly, changes in the fair value of the interest rate swaps recognized in interest expense offset the changes in the fair value of the hedged fixed‑rate notes.  During the year ended December 31, 2015, we terminated the interest rate swaps previously designated as a fair value hedge of the 6.5% Senior Notes, and we received an aggregate net cash payment of $24 million in connection with the settlement.

At December 31, 2015, the aggregate notional amounts and the weighted average interest rates associated with our derivatives designated as hedging instruments were as follows (in millions, except weighted average rates):

	Pay			Receive
	Aggregate	Fixed or	Weighted	Aggregate	Fixed or	Weighted
	notional	variable	average	notional	variable	average
	amount	rate	rate	amount	rate	rate
Interest rate swaps, fair value hedge	$750	Variable	5.09%	$750	Fixed	6%

At December 31, 2015 and 2014, the aggregate carrying amount of our derivatives designated as fair value hedges, measured at fair value and excluding accrued interest, was $2 million and $11 million, respectively, recorded in other assets.  See Note 23—Subsequent Events.

We previously had interest rate swaps, which were designated and qualified as a cash flow hedge, to reduce the variability of cash interest payments associated with the variable‑rate borrowings under the TPDI Credit Facility.  In June 2013, we repaid the borrowings under the TPDI Credit Facility, and we terminated these interest rate swaps.  In the year ended December 31, 2013, we recognized a loss of $4 million, recorded in interest expense, net of capitalized amounts, associated with the effective portion of the cash flow hedges.  In connection with the termination, we recognized a loss of $14 million, recorded in other, net, including $9 million that we reclassified from accumulated other comprehensive loss, and we made a net cash payment of $22 million.

Additionally, we had cross‑currency interest rate swaps, which were designated and qualified as a cash flow hedge, to reduce the variability of the cash interest payments and the final cash principal payment associated with the Callable Bonds resulting from the changes in the U.S. dollar to Norwegian krone exchange rate.  In March 2013, in connection with our redemption of the Callable Bonds, we terminated these cross‑currency interest rate swaps and the related security agreement.  As a result of the termination, in the year ended December 31, 2013, we made a cash payment of $128 million, we received a cash payment of NOK 705 million, which we applied to the redemption of the Callable Bonds, and we reclassified $5 million from accumulated other comprehensive loss to other expense, net.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 13—Postemployment Benefit Plans

Defined benefit pension plans and other postretirement employee benefit plans

Overview—In connection with actions taken by us in the year ended December 31, 2015, benefits under all of our remaining U.S. defined benefit pension plans had ceased accruing or were scheduled to cease accruing by March 31, 2016.  We will continue to maintain the respective pension obligations under such plans until they have been fully satisfied.  As of December 31, 2015, we maintained one funded qualified benefit plan, which primarily covers employees on the U.S. payroll that work outside of the U.S., that will cease to accrue benefits, effective March 31, 2016.  Effective January 1, 2015, we formalized amendments to cease accruing benefits under our funded qualified defined benefit pension plan, which previously covered substantially all of our U.S. employees, and a supplemental benefit plan, which previously provided certain eligible employees with benefits in excess of those allowed under the funded qualified defined benefit pension plan.  We also maintain one funded and two unfunded defined benefit plans that had previously ceased accruing benefits.  We refer to these plans, collectively, as the “U.S. Plans.”

As of December 31, 2015, we maintain a defined benefit plan in the U.K. (the “U.K. Plan”), which covers certain current and former employees in the U.K. (see Note 25—Subsequent Events).  We also maintain six funded and two unfunded defined benefit plans, primarily group pension schemes with life insurance companies, which cover certain eligible Norway employees and former employees (the “Norway Plans”).  Additionally, we maintain certain unfunded defined benefit plans that provide retirement and severance benefits for certain eligible Nigerian and Indonesian employees.  We also maintained an end‑of‑service benefit plan for certain eligible Egyptian employees, for which we have satisfied all obligations in the year ended December 31, 2015.  We refer to the U.K. Plan, the Norway Plans and the plans in Nigeria, Indonesia and Egypt, collectively, as the “Non‑U.S. Plans.”

We refer to the U.S. Plans and the Non‑U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we have several unfunded contributory and noncontributory other postretirement employee benefit plans (the “OPEB Plans”) covering substantially all of our U.S. employees.  On August 25, 2015, we announced amendments to our OPEB Plans that provide for declining benefits to eligible participants during a phase‑out period ending December 31, 2025.

Assumptions—We estimated our benefit obligations using the following weighted‑average assumptions:

	December 31, 2015			December 31, 2014
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	4.55%	3.59%	3.13%	4.15%	3.13%	3.86%
Compensation trend rate	3.82%	3.77%	n/a	3.82%	3.72%	n/a

We estimated our net periodic benefit costs using the following weighted‑average assumptions:

	Year ended December 31, 2015			Year ended December 31, 2014			Year ended December 31, 2013
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	OPEB Plans
Discount rate	4.16%	3.26%	3.86%	5.04%	4.41%	4.54%	4.19%	5.13%	3.39%
Expected rate of return	7.79%	5.93%	n/a	7.18%	6.07%	n/a	7.48%	5.79%	n/a
Compensation trend rate	0.21%	3.83%	n/a	4.13%	4.25%	n/a	4.22%	4.21%	n/a
Health care cost trend rate
-initial	n/a	n/a	7.81%	n/a	n/a	7.81%	n/a	n/a	8.07%
-ultimate	n/a	n/a	5.00%	n/a	n/a	5.00%	n/a	n/a	5.00%
-ultimate year	n/a	n/a	2023	n/a	n/a	2020	n/a	n/a	2020

“n/a” means not applicable.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2015				Year ended December 31, 2014
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,592	$629	$59	$2,280	$1,380	$573	$53	$2,006
Actuarial (gains) losses, net	(71)	(83)	—	(154)	343	103	5	451
Service cost	5	26	1	32	39	29	1	69
Interest cost	65	19	2	86	64	27	2	93
Plan amendments	—	—	(33)	(33)	—	—	—	—
Currency exchange rate changes	—	(48)	—	(48)	—	(57)	—	(57)
Benefits paid	(65)	(44)	(8)	(117)	(48)	(48)	(4)	(100)
Participant contributions	—	1	3	4	—	1	2	3
Special termination benefits	—	—	—	—	1	—	—	1
Settlements and curtailments	(3)	2	—	(1)	(187)	1	—	(186)
Projected benefit obligation, end of period	1,523	502	24	2,049	1,592	629	59	2,280

Change in plan assets
Fair value of plan assets, beginning of period	1,271	488	—	1,759	1,116	481	—	1,597
Actual return on plan assets	(21)	12	—	(9)	160	37	—	197
Currency exchange rate changes	—	(39)	—	(39)	—	(39)	—	(39)
Employer contributions	13	21	5	39	43	56	2	101
Participant contributions	—	1	3	4	—	1	2	3
Benefits paid	(65)	(44)	(8)	(117)	(48)	(48)	(4)	(100)
Fair value of plan assets, end of period	1,198	439	—	1,637	1,271	488	—	1,759

Funded status, end of period	$(325)	$(63)	$(24)	$(412)	$(321)	$(141)	$(59)	$(521)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$2	$—	$2	$—	$—	$—	$—
Accrued pension liability, current	(3)	(3)	(3)	(9)	(3)	—	(4)	(7)
Accrued pension liability, non-current	(322)	(62)	(21)	(405)	(318)	(141)	(55)	(514)
Accumulated other comprehensive income (loss) (a)	(281)	(119)	25	(375)	(261)	(199)	(4)	(464)

(a)	Amounts are before income tax effect.

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2015				December 31, 2014
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Projected benefit obligation	$1,523	$502	$24	$2,049	$1,592	$629	$59	$2,280
Fair value of plan assets	1,198	439	—	1,637	1,271	488	—	1,759

At December 31, 2015 and 2014, the accumulated benefit obligation for all defined benefit pension plans was $2.0 billion and $2.1 billion, respectively.  The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2015				December 31, 2014
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Accumulated benefit obligation	$1,523	$374	$24	$1,921	$1,588	$553	$59	$2,200
Fair value of plan assets	1,198	352	—	1,550	1,271	488	—	1,759

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plan, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans, we establish minimum rates of return under the terms of investment contracts with insurance companies.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

As of December 31, 2015 and 2014, the weighted‑average target and actual allocations of the investments for our funded Transocean Plans were as follows:

	December 31, 2015				December 31, 2014
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities	50%	56%	47%	49%	50%	53%	49%	52%
Fixed income securities	50%	16%	52%	26%	50%	15%	51%	19%
Other investments	—	28%	1%	25%	—	32%	—	29%
Total	100%	100%	100%	100%	100%	100%	100%	100%

As of December 31, 2015, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2015
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$459	$—	$459	$—	$36	$36	$459	$36	$495
Non-U.S. equity funds	104	2	106	3	179	182	107	181	288
Bond funds	626	—	626	—	115	115	626	115	741
Total mutual funds	1,189	2	1,191	3	330	333	1,192	332	1,524

Other investments
Cash and money market funds	6	—	6	—	—	—	6	—	6
Property collective trusts	—	—	—	—	20	20	—	20	20
Investment contracts	—	—	—	—	87	87	—	87	87
Total other investments	6	—	6	—	107	107	6	107	113

Total investments	$1,195	$2	$1,197	$3	$437	$440	$1,198	$439	$1,637

As of December 31, 2014, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2014
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$500	$—	$500	$—	$43	$43	$500	$43	$543
Non-U.S. equity funds	113	—	113	3	211	214	116	211	327
Bond funds	651	—	651	—	94	94	651	94	745
Total mutual funds	1,264	—	1,264	3	348	351	1,267	348	1,615

Other investments
Cash and money market funds	4	3	7	—	—	—	4	3	7
Property collective trusts	—	—	—	—	19	19	—	19	19
Investment contracts	—	—	—	—	118	118	—	118	118
Total other investments	4	3	7	—	137	137	4	140	144

Total investments	$1,268	$3	$1,271	$3	$485	$488	$1,271	$488	$1,759

The U.S. Plans and the U.K. Plan invest primarily in passively managed funds that reference market indices.  The funded Norway Plans are subject to contractual terms under selected insurance programs.  Each plan’s investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities, and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.
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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Net periodic benefit costs—Net periodic benefit costs, before tax, included the following components (in millions):

	Year ended December 31, 2015			Year ended December 31, 2014			Year ended December 31, 2013
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Service cost	$5	$26	$31	$39	$29	$68	$55	$27	$82
Interest cost	65	19	84	64	27	91	63	25	88
Expected return on plan assets	(87)	(28)	(115)	(75)	(28)	(103)	(70)	(25)	(95)
Settlements and curtailments	3	2	5	(7)	3	(4)	2	3	5
Special termination benefits	—	—	—	—	—	—	1	—	1
Actuarial losses, net	11	11	22	17	5	22	45	3	48
Prior service cost, net	—	—	—	(1)	—	(1)	(1)	1	—
Net periodic benefit costs	$(3)	$30	$27	$37	$36	$73	$95	$34	$129

In September and December 2014, we recognized settlement and curtailment charges for two of our unfunded Non‑U.S. Plans in Nigeria and Egypt associated with certain employee terminations.

In the years ended December 31, 2015, 2014 and 2013, for the OPEB Plans, the combined components of net periodic benefit costs, including service cost, interest cost, recognized net actuarial losses, prior service cost amortization, curtailments and special termination benefits were $(1) million, $2 million and $3 million, respectively.

The following table presents the amounts in accumulated other comprehensive income (loss), before tax, that have not been recognized as components of net periodic benefit costs (in millions):

	December 31, 2015				December 31, 2014
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Actuarial loss, net	$(281)	$(119)	$(6)	$(406)	$(261)	$(199)	$(5)	$(465)
Prior service cost, net	—	—	31	31	—	—	1	1
Total	$(281)	$(119)	$25	$(375)	$(261)	$(199)	$(4)	$(464)

The following table presents the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2016 (in millions):

	Year ending December 31, 2016
	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Actuarial loss, net	$4	$2	$—	$6
Prior service cost, net	—	—	(3)	(3)
Total amount expected to be recognized	$4	$2	$(3)	$3

Funding contributions—In the years ended December 31, 2015, 2014 and 2013, we made an aggregate contribution of $39 million, $101 million and $115 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations.  In the year ending December 31, 2016, we expect to contribute $52 million to the Transocean Plans, and we expect to fund benefit payments of approximately $3 million for the OPEB Plans as costs are incurred.

Benefit payments—The following were the projected benefits payments (in millions):

	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Years ending December 31,
2016	$58	$12	$3	$73
2017	62	9	3	74
2018	66	9	3	78
2019	70	10	3	83
2020	73	11	3	87
2021 - 2025	407	88	12	507

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Defined contribution plans

At December 31, 2015, we sponsored three defined contribution plans, including (1) a qualified defined contribution savings plan covering certain employees working in the U.S. (the “U.S. Savings Plan”), (2) a supplemental defined contribution plan covering certain eligible employees working in the U.S. (the “U.S. Supplemental Savings Plan”) and (3) a defined contribution savings plan covering certain employees working outside the U.S. (the “Non‑U.S. Savings Plan”).  In the years ended December 31, 2015, 2014 and 2013, we recognized expense of $89 million, $84 million and $88 million, respectively, related to our defined contribution plans.

For the U.S. Savings Plan, effective January 1, 2015, we amended the plan to increase our matching contribution to be up to 10.0 percent of each participant’s base salary based on the participant’s contribution to the plan.  In the years ended December 31, 2014 and 2013, we made matching contributions of up to 6.0 percent of each participant’s base salary based on the participant’s contribution to the plan.  The U.S. Supplemental Savings Plan, effective January 1, 2015, provides eligible employees with benefits in excess of those allowed under the U.S. Savings Plan.

For the Non‑U.S. Savings Plan, in addition to a matching contribution of up to 6.0 percent of each participant’s base salary based on the participant’s contribution to the plans, we contribute between 4.5 percent and 6.5 percent of each participant’s base salary, based on the participant’s years of eligible service.

Note 14—Commitments and Contingencies

Lease obligations

We have operating lease obligations expiring at various dates, principally for real estate, office space and office equipment.  In the years ended December 31, 2015, 2014 and 2013, our rental expense for all operating leases, including operating leases with terms of less than one year, was approximately $72 million, $95 million and $128 million, respectively.

We also have a capital lease obligation, which is due to expire in August 2029.  In the years ended December 31, 2015, 2014 and 2013, depreciation expense associated with Petrobras 10000, the asset held under capital lease, was $23 million, $21 million and $20 million, respectively.

At December 31, 2015 and 2014, the aggregate carrying amount of this asset held under capital lease was as follows (in millions):

	December 31,
	2015	2014
Property and equipment, cost	$774	$780
Accumulated depreciation	(125)	(105)
Property and equipment, net	$649	$675

At December 31, 2015, the aggregate future minimum rental payments related to our non-cancellable operating leases and the capital lease were as follows (in millions):

	Capital	Operating
	lease	leases
Years ending December 31,
2016	$71	$15
2017	71	15
2018	72	10
2019	72	10
2020	72	9
Thereafter	616	62
Total future minimum rental payment	974	$121
Less amount representing imputed interest	(383)
Present value of future minimum rental payments under capital leases	591
Less current portion included in debt due within one year	(23)
Long-term capital lease obligation	$568

-  29  -

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Purchase obligations

At December 31, 2015, the aggregate future payments required under our purchase obligations, primarily related to our newbuild construction programs, were as follows (in millions):

Purchase
obligations
Years ending December 31,
2016	$968
2017	213
2018	395
2019	779
Thereafter	609
Total	$2,964

Macondo well incident commitments and contingencies

Overview—On April 22, 2010, the ultra‑deepwater floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig off the coast of Louisiana.  At the time of the explosion, Deepwater Horizon was contracted to an affiliate of BP plc. (together with its affiliates, “BP”).  Following the incident, we have been subject to civil and criminal claims, as well as causes of action, fines and penalties by local, state and federal governments.  Litigation commenced shortly after the incident, and most claims against us were consolidated by the U.S. Judicial Panel on Multidistrict Litigation and transferred to the U.S. District Court for the Eastern District of Louisiana (the “MDL Court”).  A significant portion of the contingencies arising from the Macondo well incident has now been resolved as a result of settlements with the U.S. Department of Justice (the “DOJ”), BP, the states of Alabama, Florida, Louisiana, Mississippi, and Texas (collectively, the “States”) and the Plaintiffs’ Steering Committee (the “PSC”).

During the year ended December 31, 2015, in connection with the settlements, as further described below, we adjusted our assets and liabilities associated with contingencies resulting from the Macondo well incident.  In the year ended December 31, 2015, we recognized income of $788 million ($735 million, or $2.02 per diluted share, net of tax) recorded as a net reduction to operating and maintenance costs and expenses, including $538 million associated with recoveries from insurance for our previously incurred losses, $125 million associated with partial reimbursement from BP for our previously incurred legal costs, and $125 million associated with a net reduction to certain related contingent liabilities, primarily associated with contingencies that have either been settled or otherwise resolved as a result of settlements with BP and the PSC.  We made such adjustments with corresponding entries to increase accounts receivable by $663 million and decrease other current liabilities by $125 million.  In the year ended December 31, 2015, we received cash proceeds of $663 million, including $125 million from BP and $538 million from insurance, associated with reimbursement for or recoveries of previously incurred losses.

We have recognized a liability for the remaining estimated loss contingencies associated with litigation resulting from the Macondo well incident that we believe are probable and for which a reasonable estimate can be made.  At December 31, 2015 and 2014, the liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made was $250 million and $426 million, respectively, recorded in other current liabilities.  We believe the remaining most notable claims against us arising from the Macondo well incident are the potential settlement class opt‑outs from the PSC Settlement Agreement, as described below.  The liability for estimated loss contingencies at December 31, 2015, included, among others, the amount we have agreed to pay as a result of our settlement with the PSC (see “—PSC Settlement Agreement” below), which is subject to approval by the MDL Court.  The remaining litigation could result in certain loss contingencies that we believe are reasonably possible.  Although we have not recognized a liability for such loss contingencies, these contingencies could result in liabilities that we ultimately recognize.

We recognize an asset associated with the portion of our estimated losses that we believe is probable of recovery from insurance and for which we had received from underwriters’ confirmation of expected payment.  At December 31, 2014, the insurance recoverable asset was $10 million, recorded in other assets.  Although we have available policy limits that could result in additional amounts recoverable from insurance, recovery of such additional amounts is not probable and we are not currently able to estimate such amounts (see “—Insurance coverage”).  Our estimates involve a significant amount of judgment.

We believe we have agreements that will resolve substantially all outstanding claims against us arising from the Macondo well incident through a series of settlements with the following parties:

▪

U.S. Department of Justice—Guilty plea agreement (“Plea Agreement”) and civil consent decree (“Consent Decree”), entered into on January 3, 2013, provide for $1.4 billion in fines and penalties, payable in installments through February 2017, and require us to take a number of certain actions, including to enhance safety and environmental compliance when operating in U.S. waters, as further specified below.

▪

U.S. Environmental Protection Agency—Administrative agreement (the “EPA Agreement”), entered into on February 25, 2013, resolves all matters related to suspension, debarment and disqualification and requires us to comply with the Plea Agreement and Consent Decree

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and continue implementation of certain programs and undertake further actions as specified below.  Pursuant to the EPA Agreement, we must refrain from engaging in business relationships with persons or entities that are restricted from conducting business in the U.S.

▪

BP—Settlement Agreement (“BP Settlement Agreement”), entered into on May 20, 2015, resolves all Macondo litigation and claims between BP and us, commits BP to pay us $125 million, to indemnify us for compensatory damages from oil pollution, and provides for the mutual release of all claims, including claims by BP to be an unlimited additional insured under our insurance policies.

▪

Plaintiff Steering Committee—Settlement agreement (the “PSC Settlement Agreement”) filed with the MDL Court on May 29, 2015 and subject to approval by the MDL Court, obligates us to pay $212 million to private plaintiffs, businesses and local governments, and up to an additional $25 million for reimbursement of plaintiff attorneys’ fees in exchange for a release of claims brought by the PSC against us.

▪

The States—Settlement Agreement (the “States Settlement Agreement”), effective October 13, 2015, obligates us to make a cash payment of $35 million to the States in exchange for release of all claims arising from the Macondo well incident.

Payments made pursuant to the Plea Agreement and Consent Decree are not deductible for tax purposes and may not be used as a basis for indemnity or reimbursement from BP or other defendants involved in the Macondo well incident litigation.  Further detail regarding our settlement obligations and the restrictions that apply to us is provided below.

Plea Agreement—Pursuant to the Plea Agreement, one of our subsidiaries pled guilty to one misdemeanor count of negligently discharging oil into the U.S. Gulf of Mexico, in violation of the Clean Water Act (“CWA”) and agreed to be subject to probation through February 2018.  The DOJ agreed, subject to the provisions of the Plea Agreement, not to further prosecute us for certain matters arising from the Macondo well incident.  We remain subject to probation through February 2018.

We also agreed to make an aggregate cash payment of $400 million, including a criminal fine of $100 million and cash contributions of $150 million to the National Fish & Wildlife Foundation and $150 million to the National Academy of Sciences, payable in scheduled installments.  In the years ended December 31, 2015, 2014 and 2013, we made an aggregate cash payment of $60 million, $60 million and $160 million, respectively, in satisfaction of amounts due under the Plea Agreement.  At December 31, 2015 and 2014, the carrying amount of our liability for settlement obligations under the Plea Agreement was $120 million and $180 million, respectively.  At December 31, 2015, the aggregate future payments required under our outstanding settlement obligations under the Plea Agreement were $60 million in each of the years ending December 31, 2016 and 2017.

Consent Decree—Pursuant to the Consent Decree, we agreed to pay $1.0 billion in civil penalties, excluding interest.  In the years ended December 31, 2015, 2014 and 2013, we paid $204 million, $412 million and $404 million, respectively, including interest at a rate of 2.15 percent, in satisfaction of amounts due under the Consent Decree.  As of December 31, 2015, we have satisfied our required payments due under the Consent Decree.  At December 31, 2014, the amount due under the Consent Decree was $200 million, recorded in other current liabilities.

Under the Consent Decree, we also agreed to undertake certain actions, including enhanced safety and compliance actions when operating in U.S. waters.  The Consent Decree also requires us to submit certain plans, reports and submissions and also requires us to make such submittals available publicly.  One of the required plans is a performance plan (the “Performance Plan”) that contains, among other things, interim milestones for actions in specified areas and schedules for reports required under the Consent Decree.  On January 2, 2014, the DOJ approved our proposed Performance Plan.  Additionally, in compliance with the requirements of the Consent Decree and upon approval by the DOJ, we have retained an independent auditor to review and report to the DOJ our compliance with the Consent Decree and an independent process safety consultant to review report and assist with the process safety requirements of the Consent Decree.

Under the terms of the Consent Decree, the U.S. agreed not to sue Transocean Ltd. and certain of its subsidiaries for civil or administrative penalties for the Macondo well incident under specified provisions of the CWA, the Outer Continental Shelf Lands Act (“OCSLA”), the Endangered Species Act, the Marine Mammal Protection Act, the National Marine Sanctuaries Act, the federal Oil and Gas Royalty Management Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Emergency Planning and Community Right‑to‑Know Act (“EPCRA”) and the Clean Air Act.  In addition, the Consent Decree resolved our appeal of the incidents of noncompliance under the OCSLA issued by the Bureau of Safety and Environmental Enforcement without any admission of liability by us.

We may request termination of the Consent Decree after January 2, 2019, provided we meet certain conditions set forth in the Consent Decree.  The Consent Decree resolved the claim by the U.S. for civil penalties under the Clean Water Act.  The Consent Decree did not resolve United States’ claim under the Oil Pollution Act (“OPA”) for natural resource damages (“NRD”) or for removal costs.  However, BP has agreed to indemnify us for NRD and most removal costs as further discussed under “—BP Settlement Agreement” below.

EPA Agreement—On February 25, 2013, we and the EPA entered into the EPA Agreement, which has a five‑year term.  Subject to our compliance with the terms of the EPA Agreement, the EPA agreed that it will not suspend, debar or statutorily disqualify us and will lift any existing suspension, debarment or statutory disqualification.  In the EPA Agreement, we agreed to comply with our obligations under the Plea Agreement and the Consent Decree and continue the implementation of certain programs and systems designed to enhance our environmental management systems and improve our environmental performance.  We also agreed to other

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specified actions, including the (i) scheduled revision of our environmental management system and maintenance of certain compliance and ethics programs; (ii) compliance with certain employment and contracting procedures; (iii) engagement of an independent compliance auditor to, among other things, assess and report to the EPA on our compliance with the terms of the Plea Agreement, the Consent Decree and the EPA Agreement and (iv) provision of reports and notices with respect to various matters, including those related to compliance, misconduct, legal proceedings, audit reports, the EPA Agreement, the Consent Decree and the Plea Agreement.  The EPA Agreement prohibits us from entering into, extending or engaging in certain business relationships with individuals or entities that are debarred, suspended, proposed for debarment or similarly restricted.

BP Settlement Agreement—On May 20, 2015, we entered into a settlement agreement with BP (the “BP Settlement Agreement”).  We believe the BP Settlement Agreement resolves all Macondo well-related litigation between BP and us, and the indemnity BP has committed to provide will generally address claims by third parties, including claims for economic and property damages, economic loss and NRD.  However, the indemnity obligations do not extend to fines, penalties, or punitive damages.  The BP Settlement Agreement requires that:

▪	BP pay us $125 million, and we received such payment in July 2015, as partial reimbursement of the legal costs we have incurred in connection with the Macondo well incident;
▪	BP indemnify us for compensatory damages, including all natural resource damages and all cleanup and removal costs for oil or pollutants originating from the Macondo well;
▪	We indemnify BP for personal and bodily injury claims of our employees and for any future costs for the cleanup or removal of pollutants stored on the Deepwater Horizon vessel;
▪	BP cease efforts to recover as an unlimited additional insured under our insurance policies, and be bound to the insurance reimbursement rulings related to the Macondo well incident;
▪	BP and we each release and withdraw all claims we have against each other arising from the Macondo well litigation; and
▪	Neither BP nor we make statements regarding gross negligence in the Macondo well incident.

BP settlement with the U.S. and the States—On July 2, 2015, BP announced it had reached an agreement in principle to settle claims with the U.S.; the States and local governments in the U.S. Gulf region.  On October 5, 2015, BP, the U.S. and the States filed a proposed consent decree that is subject to approval by the MDL Court.  If approved, the agreement will resolve the claims of the U.S. and the States for NRD under OPA.  This agreement, together with the NRD indemnity obligations by BP pursuant to the BP Settlement Agreement, largely eliminates potential liability we may have arising from NRD claims.  Accordingly, we believe that our likelihood of loss resulting from any NRD claims is remote.

PSC Settlement Agreement—On May 29, 2015, together with the PSC, we filed a settlement agreement (the “PSC Settlement Agreement”) with the MDL Court for approval.  Through the PSC Settlement Agreement, we agreed to pay a total of $212 million, plus up to $25 million for partial reimbursement of attorneys’ fees, to be allocated between two classes of plaintiffs as follows: (1) private plaintiffs, businesses, and local governments who could have asserted punitive damages claims against us under general maritime law (the “Punitive Damages Class”); and (2) private plaintiffs who previously settled economic damages claims against BP and were assigned certain claims BP had made against us (the “Assigned Claims Class”).  A court‑appointed neutral representative established the allocation of the settlement payment to be 72.8 percent paid to the Punitive Damages Class and 27.2 percent paid to the Assigned Claims Class.  In exchange for these payments, each of the classes agreed to release all respective claims it has against us.  Members of the Punitive Damages Class may opt out of the PSC Settlement Agreement and pursue punitive damages claims against us, but we may terminate the PSC Settlement Agreement if the number of opt outs exceeds a specified threshold amount.  In August 2015, we made a cash deposit of $212 million into an escrow account pending approval of the settlement by the MDL Court.  At December 31, 2015, the balance of the escrow account was $212 million, recorded in other current assets.

States settlement agreement—Effective October 13, 2015, we finalized a settlement agreement with the States, pursuant to which the States agreed to release all of their claims against us arising from the Macondo well incident.  On October 22, 2015, we made an aggregate cash payment of $35 million to the States.

Multidistrict litigation proceeding—Most Macondo well-related claims against us have been resolved under various settlements, described above.  There are, however, still pending claims by potential opt‑outs from the settlement with the PSC and a number of other parties.  As of December 31, 2015, the MDL Court has completed the liability phase trial, and additional litigation and appeals continue.

The Phase One trial in 2013 addressed fault for the Macondo blowout and resulting oil spill.  The MDL Court’s September 2014 Phase One ruling concluded that BP was grossly negligent and reckless and 67 percent at fault for the blowout, explosion, and spill; that we were negligent and 30 percent at fault; and that Halliburton Company (“Halliburton”) was negligent and three percent at fault.  The finding that we were negligent, but not grossly negligent, meant that, subject to a successful appeal, we would not be held liable for punitive damages and that BP was required to honor its contractual agreements to indemnify us for compensatory damages and release its claims against us.  Our settlements with BP and the PSC finally resolve the indemnity and release issues (see “—BP Settlement Agreement” and “—PSC Settlement Agreement”) and, upon court approval of such settlements, largely eliminate our risk should these determinations be reversed through the appeal process.  The MDL Court also concluded that we were an “operator” of the Macondo well for purposes of 33 U.S.C. § 2704(c)(3), a provision of OPA that permits government entities to recover removal costs by owners and

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operators of a facility or vessel that caused a discharge.  The MDL Court, however, found that “Transocean’s liability to government entities for removal costs is ultimately shifted to BP by virtue of contractual indemnity,” and BP has agreed to indemnify removal costs through the BP Settlement Agreement (see “—BP Settlement Agreement”).

The Phase One ruling did not quantify damages or result in a final monetary judgment.  However, because it is a determination of liability under maritime law, the Phase One ruling is appealable, and we, along with BP, the PSC, Halliburton and the State of Alabama have each appealed or cross-appealed aspects of the ruling.  These appeals have been stayed pending the finalization and court approval of BP’s settlement with the U.S. and the States.  As a result of our settlements, we do not expect any party to challenge the ruling with respect to Transocean when the appeals resume, and we expect that any remaining issues in the appeal would be addressed to the other parties.

We can provide no assurances as to the outcome of these appeals, as to the timing of any further rulings, or that we will not enter into additional settlements as to some or all of the matters related to the Macondo well incident, including those to be determined at a trial, or the timing or terms of any such settlements.

Pending claims—As of December 31, 2015, approximately 1,376 actions or claims are pending against us, along with other unaffiliated defendants arising from individual complaints as well as putative class-action complaints that were filed in the federal and state courts in Louisiana, Texas, Mississippi, Alabama, Georgia, Kentucky, South Carolina, Tennessee, Florida and other courts.  These claims were originally filed in various state and federal courts, and most have been consolidated in the MDL Court.  We believe our settlement with the PSC, if approved by the MDL Court, will resolve many of these pending actions.  As for any actions not resolved by these settlements, including any claims by individuals who opt‑out of the PSC Settlement Agreement, claims by private environmental groups, and securities actions, we are vigorously defending those claims and pursuing any and all defenses available.

State and other government claims—Claims have been filed against us by over 200 state, local and foreign governments, including the Mexican States of Veracruz, Quintana Roo, Tamaulipas and Yucatan; the federal government of Mexico and other local governments by and on behalf of multiple towns and parishes.

The OPA claims of the Mexican States of Veracruz, Quintana Roo, Tamaulipas and Yucatan were dismissed for failure to demonstrate that recovery under OPA was authorized by treaty or executive agreement.  The MDL Court subsequently granted summary judgment and the Fifth Circuit upheld the decision on the Mexican States’ general maritime law claims on the ground that the federal government of Mexico, rather than the Mexican States, had the proprietary interest in the claims, and the U.S. Supreme Court denied review.

Federal securities claims—On September 30, 2010, a proposed federal securities class action was filed against us in the U.S. District Court for the Southern District of New York.  In the action, a former shareholder of the acquired company alleged that the joint proxy statement related to our shareholder meeting in connection with the merger with the acquired company violated various securities laws and that the acquired company’s shareholders received inadequate consideration for their shares as a result of the alleged violations and sought compensatory and rescissory damages and attorneys’ fees.  On March 11, 2014, the District Court for the Southern District of New York dismissed the claims as time-barred.  Plaintiffs appealed to the U.S. Court of Appeals for the Second Circuit, which heard oral argument on August 18, 2015.  The court has not yet issued a ruling.

Wreck removal—In December 2010, the U.S. Coast Guard requested that we formulate and submit a comprehensive oil removal plan to remove any diesel fuel that could be recovered from the Deepwater Horizon vessel.  The U.S. Coast Guard has not requested that we remove the rig wreckage from the sea floor.  However, in February 2013, the U.S. Coast Guard submitted a request seeking analysis of the rig’s riser and cofferdam, which are resting on the seafloor, and recommendations for remediation or removal.  Although we have insurance coverage for wreck removal, such coverage may be less than the total costs required to remove the wreckage from the sea floor.  Under the BP Settlement Agreement, we have agreed to indemnify BP for any costs associated with wreck removal, if requested.

Insurance coverage—At the time of the Macondo well incident, our excess liability insurance program offered aggregate insurance coverage of $950 million, excluding a $15 million deductible and a $50 million self-insured layer through our wholly owned captive insurance subsidiary.  This excess liability insurance coverage consisted of a first and a second layer of $150 million each, a third and fourth layer of $200 million each and a fifth layer of $250 million.  We have recovered costs under the first four excess layers, the limits of which are now fully exhausted.  We have submitted claims to the $250 million fifth layer, which if paid, will exhaust such coverage.  This layer is comprised of Bermuda market insurers (the “Bermuda Insurers”).  The Bermuda Insurers have asserted various coverage defenses to our claims, and we have issued arbitration notices to the Bermuda Insurers.

Other legal proceedings

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in 21 complaints filed on behalf of 769 plaintiffs in the Circuit Courts of the State of Mississippi and which claimed injuries arising out of exposure to asbestos allegedly contained in drilling mud during these plaintiffs’ employment in drilling activities between 1965 and 1986.  The complaints generally allege that the defendants used or manufactured asbestos containing drilling mud additives for use in connection with drilling operations and have included allegations of negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  In each of these cases, the complaints have named other unaffiliated defendant companies, including

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companies that allegedly manufactured the drilling‑related products that contained asbestos.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages, but the court‑appointed special master has ruled that a Jones Act employer defendant, such as us, cannot be sued for punitive damages.  After ten years of litigation, this group of cases has been winnowed to the point where now only 15 plaintiffs’ individual claims remain pending in Mississippi in which we have or may have an interest.  During the year ended December 31, 2014, a group of lawsuits premised on the same allegations as those in Mississippi were filed in Louisiana.  As of December 31, 2015, eight plaintiffs have claims pending against one or more of our subsidiaries in four different lawsuits filed in Louisiana.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries was involved in lawsuits arising out of the subsidiary’s involvement in the design, construction and refurbishment of major industrial complexes.  The operating assets of the subsidiary were sold and its operations were discontinued in 1989, and the subsidiary has no remaining assets other than the insurance policies involved in its litigation, with its insurers and, either directly or indirectly through a qualified settlement fund.  The subsidiary has been named as a defendant, along with numerous other companies, in lawsuits alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2015, the subsidiary was a defendant in approximately 291 lawsuits, some of which include multiple plaintiffs, and we estimate that there are approximately 324 plaintiffs in these lawsuits.  For many of these lawsuits, we have not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The first of the asbestos‑related lawsuits was filed against the subsidiary in 1990.  Through December 31, 2015, the costs incurred to resolve claims, including both defense fees and expenses and settlement costs, have not been material, all known deductibles have been satisfied or are inapplicable, and the subsidiary’s defense fees and expenses and settlement costs have been met by insurance made available to the subsidiary.  The subsidiary continues to be named as a defendant in additional lawsuits, and we cannot predict the number of additional cases in which it may be named a defendant nor can we predict the potential costs to resolve such additional cases or to resolve the pending cases.  However, the subsidiary has in excess of $1.0 billion in insurance limits potentially available to the subsidiary.  Although not all of the policies may be fully available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient funding directly or indirectly from settlements and claims payments from insurers, assigned rights from insurers and coverage‑in‑place settlement agreements with insurers to respond to these claims.  While we cannot predict or provide assurance as to the outcome of these matters, we do not believe that the ultimate liability, if any, arising from these claims will have a material impact on our consolidated statement of financial position, results of operations or cash flows.

Rio de Janeiro tax assessment—In the third quarter of 2006, we received tax assessments of BRL 450 million, equivalent to approximately $114 million, including interest and penalties, from the state tax authorities of Rio de Janeiro in Brazil against one of our Brazilian subsidiaries for taxes on equipment imported into the state in connection with our operations.  The assessments resulted from a preliminary finding by these authorities that our record keeping practices were deficient.  We currently believe that the substantial majority of these assessments are without merit.  We filed an initial response with the Rio de Janeiro tax authorities on September 9, 2006 refuting these additional tax assessments.  In September 2007, we received confirmation from the state tax authorities that they believe the additional tax assessments are valid, and as a result, we filed an appeal on September 27, 2007 to the state Taxpayer’s Council contesting these assessments.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Brazilian import license assessment—In the fourth quarter of 2010, we received an assessment from the Brazilian federal tax authorities in Rio de Janeiro of BRL 575 million, equivalent to approximately $145 million, including interest and penalties, based upon the alleged failure to timely apply for import licenses for certain equipment and for allegedly providing improper information on import license applications.  We believe that a substantial majority of the assessment is without merit and are vigorously pursuing legal remedies.  The case was decided partially in favor of our Brazilian subsidiary in the lower administrative court level.  The decision cancelled the majority of the assessment, reducing the total assessment to BRL 38 million, equivalent to approximately $10 million.  On July 14, 2011, we filed an appeal to eliminate the assessment.  On May 23, 2013, a ruling was issued that eliminated all assessment amounts.  A further appeal by the taxing authorities was filed in November 2014 and accepted for review in April 2015.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Nigerian Cabotage Act litigation—In October 2007, three of our subsidiaries were each served a Notice and Demand from the Nigeria Maritime Administration and Safety Agency, imposing a two percent surcharge on the value of all contracts performed by us in Nigeria pursuant to the Coastal and Inland Shipping (Cabotage) Act 2003 (the “Cabotage Act”).  Our subsidiaries each filed an originating summons in the Federal High Court in Lagos challenging the imposition of this surcharge on the basis that the Cabotage Act and associated levy is not applicable to drilling rigs.  The respondents challenged the competence of the suits on several procedural grounds.  The court upheld the objections and dismissed the suits.  In December 2010, our subsidiaries filed a new joint Cabotage Act suit.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect the proceedings to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

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Other matters—We are involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Other environmental matters

Hazardous waste disposal sites—We have certain potential liabilities under the Comprehensive Environment Response, Compensation and Liability Act (“CERCLA”) and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  Liability is strict and can be joint and several.

We have been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs have agreed with the Environmental Protection Agency (the “EPA”) and the DOJ to settle our potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA.  The form of the agreement is a consent decree, which has been entered by the court.  The parties to the settlement have entered into a participation agreement, which makes us liable for approximately eight percent of the remediation and related costs.  The remediation is complete, and we believe our share of the future operation and maintenance costs of the site is not material.  There are additional potential liabilities related to the site, but these cannot be quantified, and we have no reason at this time to believe that they will be material.

One of our subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California.  This site was formerly owned and operated by certain of our subsidiaries.  It is presently owned by an unrelated party, which received an order to test the property.  We have also been advised that one or more of our subsidiaries is likely to be named by the EPA as a PRP for the San Gabriel Valley, Area 3, Superfund site, which includes this property.  Testing has been completed at the property, but no contaminants of concern were detected.  In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter, but it has not yet been received.  Based on the test results, we would contest any potential liability.  We have no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  These investigations involve determinations of (a) the actual responsibility attributed to us and the other PRPs at the site, (b) appropriate investigatory or remedial actions and (c) allocation of the costs of such activities among the PRPs and other site users.  Our ultimate financial responsibility in connection with those sites may depend on many factors, including (i) the volume and nature of material, if any, contributed to the site for which we are responsible, (ii) the number of other PRPs and their financial viability and (iii) the remediation methods and technology to be used.

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations.  Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is adequately accrued and should not have a material effect on our consolidated statement of financial position or results of operations.

Retained risk

Overview—Our hull and machinery and excess liability insurance program is comprised of commercial market and captive insurance policies that we renew annually on May 1.  We periodically evaluate our insurance limits and self‑insured retentions.  At December 31, 2015, the insured value of our drilling rig fleet was approximately $20.4 billion, excluding our rigs under construction.  Additionally, we maintain various other commercial lines of insurance covering the business.  We generally do not carry commercial market insurance coverage for loss of revenues or for losses resulting from physical damage to our fleet caused by named windstorms in the U.S. Gulf of Mexico, including liability for wreck removal costs.

Hull and machinery coverage—At December 31, 2015, under the hull and machinery program, we generally maintained a $125 million per occurrence deductible, limited to a maximum of $200 million per policy period.  Subject to the same shared deductible, we also had coverage for an amount equal to 50 percent of a rig’s insured value for combined costs incurred to mitigate rig damage, wreck or debris removal and collision liability.  Any excess wreck or debris removal costs and excess collision liability costs are generally covered to the extent of our remaining excess liability coverage.

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Excess liability coverage—At December 31, 2015, we carried excess liability coverage of $700 million in the commercial market excluding the deductibles and self‑insured retention noted below, which generally covers offshore risks such as personal injury, third‑party property claims, and third‑party non‑crew claims, including wreck removal and pollution.  Our excess liability coverage had separate $10 million per occurrence deductibles on collision liability claims and $5 million per occurrence deductibles on crew personal injury claims and on other third‑party non‑crew claims.  Through our wholly owned captive insurance company, we retained the risk of the primary $50 million excess liability coverage.  In addition, we generally retained the risk for any liability losses in excess of $750 million.

Letters of credit and surety bonds

At December 31, 2015 and 2014, we had outstanding letters of credit totaling $153 million and $338 million, respectively, issued under various committed and uncommitted credit lines provided by several banks to guarantee various contract bidding, performance activities and customs obligations.  At December 31, 2014, such outstanding letters of credit included an amount of $91 million that we agreed to maintain in support of the operations for Shelf Drilling.  Our commitment to provide such financial support expired in November 2015 (see Note 7—Discontinued Operations).

As is customary in the contract drilling business, we also have various surety bonds in place that secure customs obligations related to the importation of our rigs and certain performance and other obligations.  At December 31, 2015 and 2014, we had outstanding surety bonds totaling $30 million and $6 million, respectively.

Note 15—Noncontrolling Interest

Redeemable noncontrolling interest—Changes in redeemable noncontrolling interest were as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Redeemable noncontrolling interest
Balance, beginning of period	$11	$—	$—
Net income (loss) attributable to noncontrolling interest	(3)	9	—
Reclassification from noncontrolling interest	—	2	—
Balance, end of period	$8	$11	$—

Angola Deepwater Drilling Company Limited—We own a 65 percent interest and Angco Cayman Limited (“Angco Cayman”) owns a 35 percent interest, in ADDCL, a variable interest entity (see Note 4—Variable Interest Entities).  Angco Cayman has the right to require us to purchase its shares for cash.  Accordingly, we present the carrying amount of Angco Cayman’s ownership interest as redeemable noncontrolling interest on our consolidated balance sheets.

Noncontrolling interest—On February 6, 2014, we formed Transocean Partners to own, operate and acquire modern, technologically advanced offshore drilling rigs.  Transocean Partners holds a 51 percent ownership interest in the entities that own and operate the ultra‑deepwater floaters Development Driller III, Discoverer Clear Leader and Discoverer Inspiration, all of which are currently located in the U.S. Gulf of Mexico.  On August 5, 2014, we completed the initial public offering of 20.1 million common units of Transocean Partners.  We hold the remaining 21.3 million common units, 27.6 million subordinated units, which collectively represented a 70.8 percent limited liability company interest, and all of the incentive distribution rights.  In the year ended December 31, 2014, as a result of the offering, we received cash proceeds of $417 million, net of $26 million for underwriting discounts and commissions and other offering costs, and we recorded a capital allocation resulting in a decrease of $44 million to noncontrolling interest and a corresponding increase to additional paid‑in capital.

On November 4, 2015, Transocean Partners announced that its board of directors approved a unit repurchase program, authorizing it to repurchase up to $40 million of its publicly held common units.  Subject to market conditions, Transocean Partners may repurchase units from time to time in the open market or in privately negotiated transactions.  It may suspend or discontinue the program at any time.  The common units repurchased under the program will be cancelled.  In the year ended December 31, 2015, Transocean Partners repurchased 91,500 of its publicly held common units for an aggregate purchase price of $1 million.  As of December 31, 2015, we held a 70.9 percent limited liability company interest in Transocean Partners.

In the years ended December 31, 2015 and 2014, Transocean Partners declared and paid an aggregate distribution of $100 million and $15 million, respectively, to its unitholders, of which $29 million and $4 million, respectively, was paid to the holders of noncontrolling interest and $71 million and $11 million, respectively, was paid to us and was eliminated in consolidation.

During the years ended December 31, 2015 and 2014, as a result of transactions with holders of noncontrolling interest in other subsidiaries, we recorded an allocation of capital, which resulted in a decrease of $9 million and an increase of $11 million, respectively, to noncontrolling interest with corresponding adjustments to additional paid‑in capital.

See Note 5—Impairments.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 16—Shareholders’ Equity

Par value reduction—On October 29, 2015, shareholders at our extraordinary general meeting approved the reduction of the par value of each of our shares to CHF 0.10 from the original par value of CHF 15.00.  See Note 25—Subsequent Events.

Distributions of qualifying additional paid‑in capital—In May 2015, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid‑in capital in the form of a U.S. dollar denominated dividend of $0.60 per outstanding share, payable in four quarterly installments of $0.15 per outstanding share, subject to certain limitations.  We do not pay the distribution of qualifying additional paid‑in capital with respect to our shares held in treasury or held by our subsidiary.  In May 2015, we recognized a liability of $218 million for the distribution payable, recorded in other current liabilities, with a corresponding entry to additional paid‑in capital.  On June 17 and September 23, 2015, we paid the first two installments in the aggregate amount of $109 million to shareholders of record as of May 29 and August 25, 2015.  On October 29, 2015, shareholders at the extraordinary general meeting approved the cancellation of the third and fourth installments of the distribution.  As a result, we reduced our distribution payable, recorded in other current liabilities, by $109 million with corresponding increase to additional paid‑in capital.

In May 2014, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid‑in capital in the form of a U.S. dollar denominated dividend of $3.00 per outstanding share, payable in four quarterly installments of $0.75 per outstanding share, subject to certain limitations.  We do not pay the distribution of qualifying additional paid‑in capital with respect to our shares held in treasury or held by our subsidiary.  In May 2014, we recognized a liability of $1.1 billion for the distribution payable, recorded in other current liabilities, with a corresponding entry to additional paid‑in capital.  On June 18, September 17 and December 17, 2014, we paid the first three installments in the aggregate amount of $816 million to shareholders of record as of May 30, August 22 and November 14, 2014, respectively.  At December 31, 2014, the aggregate carrying amount of the distribution payable was $272 million.  On March 18, 2015, we paid the final installment in the aggregate amount of $272 million to shareholders of record as of February 20, 2015.

In May 2013, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid‑in capital in the form of a U.S. dollar denominated dividend of $2.24 per outstanding share, payable in four quarterly installments of $0.56 per outstanding share, subject to certain limitations.  We do not pay the distribution of qualifying additional paid‑in capital with respect to our shares held in treasury or held by our subsidiary.  In May 2013, we recognized a liability of $808 million for the distribution payable, recorded in other current liabilities, with a corresponding entry to additional paid‑in capital.  On June 19, September 18 and December 18, 2013, we paid the first three installments in the aggregate amount of $606 million to shareholders of record as of May 31, August 23 and November 15, 2013, respectively.  On March 19, 2014, we paid the final installment in the aggregate amount of $202 million to shareholders of record as of February 21, 2014.

Shares held in treasury—In May 2009, at our annual general meeting, our shareholders approved and authorized our board of directors, at its discretion, to repurchase an amount of our shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion, equivalent to approximately $3.5 billion.  On February 12, 2010, our board of directors authorized our management to implement the share repurchase program.

During the years ended December 31, 2015, 2014 and 2013, we did not purchase any of our shares under our share repurchase program.  At December 31, 2015 and 2014, we held 2.9 million shares in treasury, recorded at cost.  On October 29, 2015, shareholders at our extraordinary general meeting approved the cancellation of all shares that have been repurchased to date under our share repurchase program.  See Note 25—Subsequent Events.

Shares held by subsidiary—One of our subsidiaries holds our shares for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2015 and 2014, our subsidiary held 6.9 million shares and 8.7 million shares, respectively.

Accumulated other comprehensive loss—The changes in accumulated other comprehensive loss, presented net of tax, were as follows (in millions):

	Year ended December 31, 2015			Year ended December 31, 2014
	Defined benefit	Derivative		Defined benefit	Derivative
	pension plans	instruments	Total	pension plans	instruments	Total
Balance, beginning of period	$(404)	$—	$(404)	$(264)	$2	$(262)
Other comprehensive income (loss) before reclassifications	48	—	48	(155)	—	(155)
Reclassifications to net income	22	—	22	15	(2)	13
Other comprehensive income (loss), net	70	—	70	(140)	(2)	(142)
Balance, end of period	$(334)	$—	$(334)	$(404)	$—	$(404)

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 17—Share‑Based Compensation Plans

Overview

We have (i) a long‑term incentive plan (the “Long‑Term Incentive Plan”) for executives, key employees and non‑employee directors under which awards can be granted in the form of restricted share units, restricted shares, stock options, stock appreciation rights and cash performance awards and (ii) other incentive plans under which awards are currently outstanding.  Awards may be granted as service awards that are earned over a defined service period or as performance awards that are earned based on the achievement of certain market factors or performance targets or a combination of market factors and performance targets.  Our compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long‑Term Incentive Plan.  As of December 31, 2015, we had 55.4 million shares authorized and 21.2 million shares available to be granted under the Long‑Term Incentive Plan.

Service awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance awards are typically awarded subject to a three‑year measurement period during which the number of options, shares or restricted share units remains uncertain.  At the end of the measurement period, the awarded number of options, shares or restricted share units is determined subject to the stated vesting period.  The performance awards generally vest in one aggregate installment following the determination date.  Stock options and stock appreciation rights, once vested, generally have a seven‑year term during which they are exercisable.

As of December 31, 2015, total unrecognized compensation costs related to all unvested share‑based awards were $61 million, which are expected to be recognized over a weighted‑average period of 1.7 years.  In the years ended December 31, 2015, 2014 and 2013, we recognized additional share‑based compensation expense of $9 million, $9 million and $22 million, respectively, in connection with modifications of share‑based awards.

Service awards

Restricted share units—A restricted share unit, also known as a deferred unit, is a notional unit that is equal to one share but has no voting rights until the underlying share is issued.  Our service‑based restricted share units are participating securities since they have the right to receive dividends and other cash distributions to shareholders.  The following table summarizes unvested activity for service‑based restricted share units granted under our incentive plans during the year ended December 31, 2015:

	Number	Weighted-average
	of	grant-date fair value
	units	per share
Unvested at January 1, 2015	2,270,853	$49.37
Granted	2,848,521	18.70
Vested	(1,817,758)	44.54
Forfeited	(271,172)	24.56
Unvested at December 31, 2015	3,030,444	$25.65

During the year ended December 31, 2015, the aggregate grant‑date fair value of the service‑based restricted share units that vested was $81 million.

During the years ended December 31, 2014 and 2013, we granted 1,208,790 and 1,691,029 service‑based restricted share units, respectively, with a weighted‑average grant‑date fair value of $42.80 and $58.91 per share, respectively.  During the years ended December 31, 2014 and 2013, we had 1,520,023 and 1,556,840 service‑based restricted share units, respectively, that vested with an aggregate grant‑date fair value of $87 million and $95 million, respectively.

Stock options—In the years ended December 31, 2015 and 2014, we did not grant service awards in the form of stock options.  In the year ended December 31, 2013, we estimated the grant date fair value of each stock option awarded under the Long‑Term Incentive Plan to be $17.37 per option.  We estimated the fair value using the Black‑Scholes‑Merton option‑pricing model with the following weighted‑average assumptions: (a) a dividend yield of 2 percent, (b) an expected price volatility of 39 percent, (c) a risk‑free interest rate of 0.94 percent and (d) an expected option life of 5.3 years.

The following table summarizes activity for vested and unvested service‑based stock options outstanding under our incentive plans during the year ended December 31, 2015:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2015	1,746,243	$72.64	5.77	$—
Forfeited	(90,821)	59.27	—	—
Expired	(33,105)	59.05	—	—
Outstanding at December 31, 2015	1,622,317	$73.66	4.81	$—

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Vested and exercisable at December 31, 2015	1,567,811	$74.16	4.73	$—

During the year ended December 31, 2015, no outstanding service‑based stock options were exercised.  During the year ended December 31, 2015, the aggregate grant‑date fair value of service‑based stock options that vested was $9 million.  As of December 31, 2015, there were outstanding unvested service‑based stock options to purchase 54,506 shares At January 1 and December 31, 2015, we have presented the aggregate intrinsic value as zero since the weighted‑average exercise price per share exceeded the market price of our shares on these dates.

During the year ended December 31, 2013, we granted service‑based stock options to purchase 455,915 shares with a weighted‑average grant‑date fair value of $17.37 per service‑based stock option.  During the years ended December 31, 2014 and 2013, the total grant‑date fair value of service‑based stock options that vested was $14 million and $12 million, respectively.  During the years ended December 31, 2014 and 2013, there were service‑based stock options to purchase 383,848 and 102,254 shares exercised, respectively.  During the years ended December 31, 2014 and 2013, the total pre‑tax intrinsic value of service‑based stock options exercised was $2 million and $5 million, respectively.

Stock appreciation rights—The following table summarizes activity for service‑based stock appreciation rights outstanding under our incentive plans during the year ended December 31, 2015:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of	exercise price	contractual term	intrinsic value
	awards	per share	(years)	(in millions)
Outstanding at January 1, 2015	187,739	$93.39	1.76	$—
Forfeited	(2,737)	86.74	—	—
Outstanding at December 31, 2015	185,002	$93.49	0.76	$—

Vested and exercisable at December 31, 2015	185,002	$93.49	0.76	$—

During the years ended December 31, 2015, 2014 and 2013, we did not grant stock appreciation rights and no outstanding stock appreciation rights were exercised.  As of December 31, 2015, there were no unvested stock appreciation rights outstanding.  At January 1 and December 31, 2015, we have presented the aggregate intrinsic value as zero since the weighted‑average exercise price per share exceeded the market price of our shares on those dates.

Performance awards

Restricted share units—We grant performance awards in the form of restricted share units that can be earned depending on the achievement of (a) market factors or (b) both market factors and performance targets.  Our performance awards are participating securities since they have the right to receive dividends and other cash distributions to shareholders.  The number of restricted share units earned is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for performance awards granted in the form of restricted share units under our incentive plans during the year ended December 31, 2015:

	Number	Weighted-average
	of	grant-date fair value
	units	per share
Unvested at January 1, 2015	462,953	$46.39
Granted	652,592	17.91
Vested	—	—
Vested and cancelled	(138,677)	74.05
Forfeited	(274,737)	25.38
Unvested at December 31, 2015	702,131	$18.81

During the year ended December 31, 2015, no performance awards vested since neither the market factors nor the performance targets were achieved.  The vested and cancelled performance awards presented above represent units that were unearned due to failure to achieve the required market condition or performance target.

During the years ended December 31, 2014 and 2013, there were 302,630 and 171,001 performance awards granted, respectively, with a weighted‑average grant‑date fair value of $31.73 and $74.05 per share, respectively.  During the years ended December 31, 2014 and 2013, the total grant‑date fair value of the performance awards that vested was $8 million and $6 million, respectively.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Stock options—We have previously granted performance awards in the form of stock options that could be earned depending on the achievement of certain performance targets.  The number of stock options earned was quantified upon completion of the performance period at the determination date.  The following table summarizes activity for vested and unvested performance‑based stock options outstanding under our incentive plans during the year ended December 31, 2015:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2015	159,804	$81.17	1.41	$—
Forfeited	(2,159)	59.99	—	—
Expired	(7,285)	59.99	—	—
Outstanding at December 31, 2015	150,360	$82.50	0.53	$—

Vested and exercisable at December 31, 2015	150,360	$82.50	0.53	$—

During the years ended December 31, 2015, 2014 and 2013, we did not grant performance awards in the form of stock options.  At January 1 and December 31, 2015, we have presented the aggregate intrinsic value as zero since the weighted‑average exercise price per share exceeded the market price of our shares on that date.  During the years ended December 31, 2014 and 2013, there were 12,073 and 7,385 performance-based stock options, respectively, exercised.  As of December 31, 2015, there were no unvested performance‑based stock options outstanding.

Note 18—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2015	2014
Other current liabilities
Accrued payroll and employee benefits	$312	$387
Macondo well incident settlement obligations	60	260
Accrued interest	82	95
Accrued taxes, other than income	95	78
Distribution payable	—	272
Deferred revenue	187	219
Deferred revenue of consolidated variable interest entities	15	18
Contingent liabilities	271	460
Other	24	33
Total other current liabilities	$1,046	$1,822

Other long‑term liabilities were comprised of the following (in millions):

	December 31,
	2015	2014
Other long-term liabilities
Accrued pension liabilities	$379	$459
Accrued retiree life insurance and medical benefits	20	56
Macondo well incident settlement obligations	60	120
Long-term income taxes payable	401	383
Deferred revenue	161	201
Deferred revenue of consolidated variable interest entities	17	32
Drilling contract intangibles	14	29
Other	56	74
Total other long-term liabilities	$1,108	$1,354

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 19—Supplemental Cash Flow Information

Net cash provided by operating activities attributable to the net change in operating assets and liabilities was composed of the following (in millions):

	Years ended December 31,
	2015	2014	2013
Changes in operating assets and liabilities
Decrease in accounts receivable	$757	$63	$58
Increase in other current assets	(177)	(164)	(152)
Decrease (increase) in other assets	5	(7)	87
Decrease in accounts payable and other current liabilities	(844)	(874)	(625)
Decrease in other long-term liabilities	(70)	(72)	(33)
Change in income taxes receivable / payable, net	(35)	(29)	(151)
	$(364)	$(1,083)	$(816)

Additional cash flow information was as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Certain cash operating activities
Cash payments for interest	$439	$490	$669
Cash payments for income taxes	314	329	457

Non-cash investing and financing activities
Capital additions, accrued at end of period (a)	$128	$124	$167

(a)	These amounts represent additions to property and equipment for which we had accrued a corresponding liability in accounts payable at the end of the period.

Note 20—Financial Instruments

The carrying amounts and fair values of our financial instruments were as follows:

	December 31, 2015		December 31, 2014
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Cash and cash equivalents	$2,339	$2,339	$2,635	$2,635
Notes and other loans receivable	—	—	15	15
Restricted cash balances and investments	467	474	377	394
Long-term debt, including current maturities	8,490	6,291	10,051	9,778
Derivative instruments, assets	2	2	11	11

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of those instruments.  We measured the estimated fair value of our cash equivalents using significant other observable inputs, representative of a Level 2 fair value measurement, including the net asset values of the investments.  At December 31, 2015 and 2014, the aggregate carrying amount of our cash equivalents was $1.7 billion.

Loans receivable—We previously held certain loans receivable, which originated in connection with certain asset dispositions.  The carrying amount represents the amortized cost of our investments.  We measured the estimated fair value using significant unobservable inputs, representative of a Level 3 fair value measurement, including the credit ratings of the borrowers.  At December 31, 2014, the aggregate carrying amount of our loans receivable was $15 million, recorded in other assets.

Restricted cash investments—The carrying amount of the Eksportfinans Restricted Cash Investments represents the amortized cost of our investment.  We measured the estimated fair value of the Eksportfinans Restricted Cash Investments using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads of the instruments.  At December 31, 2015 and 2014, the aggregate carrying amount of the Eksportfinans Restricted Cash Investments was $216 million and $369 million, respectively.  At December 31, 2015 and 2014, the estimated fair value of the Eksportfinans Restricted Cash Investments was $223 million and $386 million, respectively.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The carrying amount of the restricted cash balances that are subject to restrictions due to legislation, regulation or court order approximates fair value due to the short term nature of the instruments in which the restricted cash balances are held.  At December 31, 2015 and 2014, the aggregate carrying amount of such restricted cash balances was $251 million and $8 million, respectively.

Debt—We measured the estimated fair value of our debt, all of which was fixed‑rate debt, using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Derivative instruments—The carrying amount of our derivative instruments represents the estimated fair value, excluding accrued interest.  We measured the estimated fair value using significant other observable inputs, representative of a Level 2 fair value measurement, including the interest rates and terms of the instruments.

Note 21—Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short‑term investments, restricted cash investments, debt and capital lease obligations.  We are exposed to interest rate risk related to our cash equivalents and short‑term investments, as the interest income earned on these investments changes with market interest rates.  Floating rate debt, where the interest rate may be adjusted annually or more frequently over the life of the instrument, exposes us to short‑term changes in market interest rates.  Fixed rate debt, where the interest rate is fixed over the life of the instrument and the instrument’s maturity is greater than one year, exposes us to changes in market interest rates when we refinance maturing debt with new debt.  Our fixed‑rate restricted cash investments associated with the Eksportfinans Loans and the respective debt instruments for which they are restricted, are subject to corresponding and opposing changes in the fair value relative to changes in market interest rates.

From time to time, we may use interest rate swap agreements to manage the effect of interest rate changes on future income.  We do not generally enter into interest rate derivative transactions for speculative or trading purposes.  Interest rate swaps are generally designated as hedges of underlying future interest payments.  These agreements involve the exchange of amounts based on variable interest rates and amounts based on a fixed interest rate over the life of the agreement without an exchange of the notional amount upon which the payments are based.  The interest rate differential to be received or paid on the swaps is recognized over the lives of the swaps as an adjustment to interest expense.  Gains and losses on terminations of interest rate swap agreements are deferred and recognized as an adjustment to interest expense over the remaining life of the underlying debt.  In the event of the early retirement of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income.

Currency exchange rate risk—Our international operations expose us to currency exchange rate risk.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non‑U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms and, from time to time, the use of currency exchange derivative instruments.

Our primary currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, national content requirements, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.  In situations where payments of local currency do not equal local currency requirements, we may use currency exchange derivative instruments, specifically forward exchange contracts, or spot purchases, to mitigate currency exchange rate risk.  A forward exchange contract obligates us to exchange predetermined amounts of specified foreign currencies at specified currency exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange.

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short‑term investments, trade receivables, notes and loans receivable and equity investment.

We generally maintain our cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high‑quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We earn our revenues by providing our drilling services to international oil companies, government‑owned oil companies and government‑controlled oil companies.  Receivables are dispersed in various countries (see Note 22—Operating Segments, Geographic Analysis and Major Customers).  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  Although we have encountered isolated credit concerns related to independent oil companies, we are not aware of any significant credit risks related to our customer base and do not generally require collateral or other security to support customer receivables.

We hold investments in debt and equity instruments of certain privately held companies as a result of certain dispositions of assets and equity interests or as a result of arrangements with certain suppliers.  We monitor the financial condition of the investees on an ongoing basis to determine whether a valuation allowance is required.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2015, we had approximately 9,100 employees, including approximately 500 persons engaged through contract labor providers.  Approximately 30 percent of our total workforce, working primarily in Angola, the U.K., Nigeria, Norway, Australia and Brazil are represented by, and some of our contracted labor work under, collective bargaining agreements, substantially all of which are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations apply to all offshore employees not just the union members.

Note 22—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We operate in a single, global market for the provision of contract drilling services to our customers.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.

Geographic analysis—Operating revenues for our continuing operations by country were as follows (in millions):

	Years ended December 31,
	2015	2014	2013
Operating revenues
U.S.	$1,891	$2,289	$2,382
U.K.	1,139	1,194	1,181
Norway	650	1,036	1,208
Other countries (a)	3,706	4,655	4,478
Total operating revenues	$7,386	$9,174	$9,249

(a)	Other countries represent countries in which we operate that individually had operating revenues representing less than 10 percent of total operating revenues earned.

Long‑lived assets of our continuing operations by country were as follows (in millions):

	December 31,
	2015	2014
Long-lived assets
U.S.	$7,452	$7,080
Korea	2,048	1,535
Other countries (a)	11,318	12,923
Total long-lived assets	$20,818	$21,538

(a)	Other countries represents countries in which we operate that individually had long‑lived assets representing less than 10 percent of total long‑lived assets.

A substantial portion of our assets are mobile.  Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.  Although we are organized under the laws of Switzerland, we do not conduct any operations and do not have operating revenues in Switzerland.  At December 31, 2015 and 2014, the aggregate carrying amount of our long‑lived assets located in Switzerland was $2 million and $3 million, respectively.

Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.

Major customers—For the year ended December 31, 2015, Chevron Corporation (together with its affiliates, “Chevron”) and Royal Dutch Shell plc, together with its affiliates, accounted for approximately 14 percent and 10 percent, respectively, of our consolidated operating revenues from continuing operations.  For the year ended December 31, 2014, Chevron and BP accounted for approximately 11 percent and nine percent, respectively, of our consolidated operating revenues from continuing operations.  For the year ended December 31, 2013, Chevron and BP accounted for approximately 12 percent and 10 percent, respectively, of our consolidated operating revenues from continuing operations.

Note 23—Condensed Consolidating Financial Information

Transocean Inc., a wholly owned subsidiary of Transocean Ltd., is the issuer of certain notes and debentures, which have been guaranteed by Transocean Ltd.  Transocean Ltd.’s guarantee of debt securities of Transocean Inc. is full and unconditional.  Transocean Ltd. is not subject to any significant restrictions on its ability to obtain funds by dividends, loans or return of capital distributions from its consolidated subsidiaries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The following tables present condensed consolidating financial information for (a) Transocean Ltd. (the “Parent Guarantor”), (b) Transocean Inc. (the “Subsidiary Issuer”), and (c) the other direct and indirect wholly owned and partially owned subsidiaries of the Parent Guarantor (the “Other Subsidiaries”), none of which guarantee any indebtedness of the Subsidiary Issuer.  The condensed consolidating financial information may not be indicative of the results of operations, financial position or cash flows had the subsidiaries operated as independent entities.

We have corrected the presentation of our condensed consolidating statements of comprehensive income (loss) for the years ended December 31, 2014 and 2013, and our condensed consolidating balance sheets as of December 31, 2014 to properly reflect the equity in losses of certain Other Subsidiaries resulting from our loss on impairment of goodwill that was previously presented in the statement of operations of the Subsidiary Issuer.  We have also corrected the presentation of other amounts related to the capitalization of interest expense previously disclosed in the statement of operations of the Other Subsidiaries.  In the year ended December 31, 2014, the effect of these corrections reduced net loss and total comprehensive loss for the Subsidiary Issuer by $286 million, increased net loss and total comprehensive loss for the Other Subsidiaries by $133 million and decreased the consolidating adjustments by $153 million.  In the year ended December 31, 2013, the effect of these corrections reduced net income and total comprehensive income for the Other Subsidiaries by $63 million and, correspondingly, increased the consolidating adjustments.  The corrections also had a corresponding effect on the investments in affiliates of the Subsidiary Issuer and the total equity of the Other Subsidiaries.  Additionally, on the balance sheet as of December 31, 2014, we reclassified certain elimination entries from the consolidating adjustments column, eliminating activity among the other subsidiary companies.  Such reclassification reduced the consolidating adjustments by $13.0 billion with a corresponding reduction to the respective balances of the Other Subsidiaries.  These changes had no effect on the consolidated statements of operations, the consolidated balance sheets or the consolidated or consolidating statements of cash flows, as previously reported.

The following tables include the consolidating adjustments necessary to present the condensed financial statements on a consolidated basis (in millions):

	Year ended December 31, 2015
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated
Operating revenues	$—	$—	$7,392	$(6)	$7,386
Cost and expenses	23	6	4,088	(6)	4,111
Loss on impairment	—	—	(1,867)	—	(1,867)
Loss on disposal of assets, net	—	—	(28)	—	(28)
Operating income (loss)	(23)	(6)	1,409	—	1,380

Other income (expense), net
Interest income (expense), net	(7)	(593)	190	—	(410)
Equity in earnings	821	1,387	—	(2,208)	—
Other, net	—	57	3	—	60
	814	851	193	(2,208)	(350)
Income from continuing operations before income tax expense	791	845	1,602	(2,208)	1,030
Income tax expense	—	—	206	—	206
Income from continuing operations	791	845	1,396	(2,208)	824
Income from discontinued operations, net of tax	—	1	1	—	2

Net income	791	846	1,397	(2,208)	826
Net income attributable to noncontrolling interest	—	—	35	—	35
Net income attributable to controlling interest	791	846	1,362	(2,208)	791

Other comprehensive income (loss) before income taxes	—	(3)	89	—	86
Income taxes related to other comprehensive loss	—	—	(16)	—	(16)
Other comprehensive income (loss), net of income taxes	—	(3)	73	—	70

Total comprehensive income	791	843	1,470	(2,208)	896
Total comprehensive income attributable to noncontrolling interest	—	—	35	—	35
Total comprehensive income attributable to controlling interest	$791	$843	$1,435	$(2,208)	$861

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	Year ended December 31, 2014
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated
Operating revenues	$—	$—	$9,181	$(7)	$9,174
Cost and expenses	25	17	6,448	(7)	6,483
Loss on impairment	—	—	(4,043)	—	(4,043)
Loss on disposal of assets, net	—	—	(26)	—	(26)
Operating loss	(25)	(17)	(1,336)	—	(1,378)

Other income (expense), net
Interest income (expense), net	(10)	(442)	8	—	(444)
Equity in earnings	(1,878)	(1,093)	—	2,971	—
Other, net	—	38	(16)	—	22
	(1,888)	(1,497)	(8)	2,971	(422)
Loss from continuing operations before income tax expense	(1,913)	(1,514)	(1,344)	2,971	(1,800)
Income tax expense	—	—	146	—	146
Loss from continuing operations	(1,913)	(1,514)	(1,490)	2,971	(1,946)
Loss from discontinued operations, net of tax	—	(13)	(7)	—	(20)

Net loss	(1,913)	(1,527)	(1,497)	2,971	(1,966)
Net loss attributable to noncontrolling interest	—	—	(53)	—	(53)
Net loss attributable to controlling interest	(1,913)	(1,527)	(1,444)	2,971	(1,913)

Other comprehensive income (loss) before income taxes	9	(76)	(88)	—	(155)
Income taxes related to other comprehensive income	—	—	13	—	13
Other comprehensive income (loss), net of income taxes	9	(76)	(75)	—	(142)

Total comprehensive loss	(1,904)	(1,603)	(1,572)	2,971	(2,108)
Total comprehensive loss attributable to noncontrolling interest	—	—	(53)	—	(53)
Total comprehensive loss attributable to controlling interest	$(1,904)	$(1,603)	$(1,519)	$2,971	$(2,055)

	Year ended December 31, 2013
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated
Operating revenues	$—	$—	$9,251	$(2)	$9,249
Cost and expenses	29	9	6,922	(2)	6,958
Loss on impairment	—	—	(81)	—	(81)
Gain on disposal of assets, net	—	—	7	—	7
Operating income (loss)	(29)	(9)	2,255	—	2,217

Other income (expense), net
Interest income (expense), net	(15)	(475)	(42)	—	(532)
Equity in earnings	1,450	2,049	—	(3,499)	—
Other, net	1	(15)	(15)	—	(29)
	1,436	1,559	(57)	(3,499)	(561)
Income from continuing operations before income tax expense	1,407	1,550	2,198	(3,499)	1,656
Income tax expense	—	—	258	—	258
Income from continuing operations	1,407	1,550	1,940	(3,499)	1,398
Income (loss) from discontinued operations, net of tax	—	(97)	106	—	9

Net income	1,407	1,453	2,046	(3,499)	1,407
Net income attributable to noncontrolling interest	—	—	—	—	—
Net income attributable to controlling interest	1,407	1,453	2,046	(3,499)	1,407

Other comprehensive income before income taxes	3	238	19	—	260
Income taxes related to other comprehensive loss	—	—	2	—	2
Other comprehensive income, net of income taxes	3	238	21	—	262

Total comprehensive income	1,410	1,691	2,067	(3,499)	1,669
Total comprehensive income attributable to noncontrolling interest	—	—	3	—	3
Total comprehensive income attributable to controlling interest	$1,410	$1,691	$2,064	$(3,499)	1,666

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	December 31, 2015
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated
Assets
Cash and cash equivalents	$1	$460	$1,878	$—	$2,339
Other current assets	4	812	2,775	(1,145)	2,446
Total current assets	5	1,272	4,653	(1,145)	4,785

Property and equipment, net	—	—	20,818	—	20,818
Investment in affiliates	14,526	29,422	—	(43,948)	—
Other assets	—	4,845	14,245	(18,364)	726
Total assets	14,531	35,539	39,716	(63,457)	26,329

Liabilities and equity
Debt due within one year	—	973	120	—	1,093
Other current liabilities	15	401	2,305	(1,145)	1,576
Total current liabilities	15	1,374	2,425	(1,145)	2,669

Long-term debt	—	19,954	5,807	(18,364)	7,397
Other long-term liabilities	18	290	1,139	—	1,447
Total long-term liabilities	18	20,244	6,946	(18,364)	8,844

Commitments and contingencies
Redeemable noncontrolling interest	—	—	8	—	8

Total equity	14,498	13,921	30,337	(43,948)	14,808
Total liabilities and equity	$14,531	$35,539	$39,716	$(63,457)	$26,329

	December 31, 2014
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated
Assets
Cash and cash equivalents	$16	$842	$1,777	$—	$2,635
Other current assets	12	757	3,570	(1,134)	3,205
Total current assets	28	1,599	5,347	(1,134)	5,840

Property and equipment, net	—	—	21,538	—	21,538
Investment in affiliates	13,952	30,923	—	(44,875)	—
Other assets	—	3,858	14,742	(17,407)	1,193
Total assets	13,980	36,380	41,627	(63,416)	28,571

Liabilities and equity
Debt due within one year	—	897	135	—	1,032
Other current liabilities	287	473	3,111	(1,134)	2,737
Total current liabilities	287	1,370	3,246	(1,134)	3,769

Long-term debt	—	21,446	4,980	(17,407)	9,019
Other long-term liabilities	22	280	1,488	—	1,790
Total long-term liabilities	22	21,726	6,468	(17,407)	10,809

Commitments and contingencies
Redeemable noncontrolling interest	—	—	11	—	11

Total equity	13,671	13,284	31,902	(44,875)	13,982
Total liabilities and equity	$13,980	$36,380	$41,627	$(63,416)	$28,571

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	Year ended December 31, 2015
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Cash flows from operating activities	$(18)	$(617)	$4,080	$—	$3,445

Cash flows from investing activities
Capital expenditures	—	—	(2,001)	—	(2,001)
Proceeds from disposal of assets, net	—	—	51	—	51
Proceeds from disposal of assets in discontinued operations, net	—	—	3	—	3
Proceeds from repayment of loans receivable	—	—	15	—	15
Investing activities with affiliates, net	—	(1,942)	(3,532)	5,474	—
Net cash used in investing activities	—	(1,942)	(5,464)	5,474	(1,932)

Cash flows from financing activities
Repayments of debt	—	(1,372)	(134)	—	(1,506)
Proceeds from restricted cash investments	—	—	110	—	110
Distribution of qualifying additional paid-in capital	(381)	—	—	—	(381)
Distribution to holders of noncontrolling interest	—	—	(29)	—	(29)
Financing activities with affiliates, net	387	3,549	1,538	(5,474)	—
Other, net	(3)	—	—	—	(3)
Net cash provided by (used in) financing activities	3	2,177	1,485	(5,474)	(1,809)

Net increase (decrease) in cash and cash equivalents	(15)	(382)	101	—	(296)
Cash and cash equivalents at beginning of period	16	842	1,777	—	2,635
Cash and cash equivalents at end of period	$1	$460	$1,878	$—	$2,339

	Year ended December 31, 2014
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Cash flows from operating activities	$801	$1,362	$57	$—	$2,220

Cash flows from investing activities
Capital expenditures	—	—	(2,165)	—	(2,165)
Proceeds from disposal of assets, net	—	—	215	—	215
Proceeds from disposal of assets in discontinued operations, net	—	—	35	—	35
Proceeds from repayment of notes and loans receivable	—	—	101	—	101
Investment in loans receivable	—	—	(15)	—	(15)
Investing activities with affiliates, net	—	(2,520)	(379)	2,899	—
Other, net	—	—	1	—	1
Net cash used in investing activities	—	(2,520)	(2,207)	2,899	(1,828)

Cash flows from financing activities
Repayments of debt	—	—	(539)	—	(539)
Proceeds from restricted cash investments	—	—	176	—	176
Proceeds from sale of noncontrolling interest	—	—	443	—	443
Deposits to restricted cash investments	—	—	(20)	—	(20)
Issue costs for sale of noncontrolling interest	—	—	(26)	—	(26)
Distribution of qualifying additional paid-in capital	(1,018)	—	—	—	(1,018)
Distributions to holders of noncontrolling interest	—	—	(5)	—	(5)
Financing activities with affiliates, net	236	389	2,274	(2,899)	—
Other, net	(7)	(6)	2	—	(11)
Net cash provided by (used in) financing activities	(789)	383	2,305	(2,899)	(1,000)

Net decrease in cash and cash equivalents	12	(775)	155	—	(608)
Cash and cash equivalents at beginning of period	4	1,617	1,622	—	3,243
Cash and cash equivalents at end of period	$16	$842	$1,777	$—	$2,635

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	Year ended December 31, 2013
	Parent	Subsidiary	Other	Consolidating
	Guarantor	Issuer	Subsidiaries	adjustments	Consolidated

Cash flows from operating activities	$(51)	$(661)	$2,630	$—	$1,918

Cash flows from investing activities
Capital expenditures	—	—	(2,238)	—	(2,238)
Proceeds from disposal of assets, net	—	—	174	—	174
Proceeds from disposal of assets in discontinued operations, net	—	—	204	—	204
Proceeds from sale of preference shares	—	185	—	—	185
Proceeds from repayment of notes receivable	—	—	17	—	17
Investing activities with affiliates, net	—	(1,461)	(1,100)	2,561	—
Net cash used in investing activities	—	(1,276)	(2,943)	2,561	(1,658)

Cash flows from financing activities
Repayments of debt	—	(562)	(1,130)	—	(1,692)
Proceeds from restricted cash investments	—	—	298	—	298
Deposits to restricted cash investments	—	—	(119)	—	(119)
Distribution of qualifying additional paid-in capital	(606)	—	—	—	(606)
Financing activities with affiliates, net	643	978	940	(2,561)	—
Other, net	(6)	(17)	(9)	—	(32)
Net cash provided by (used in) financing activities	31	399	(20)	(2,561)	(2,151)

Net decrease in cash and cash equivalents	(20)	(1,538)	(333)	—	(1,891)
Cash and cash equivalents at beginning of period	24	3,155	1,955	—	5,134
Cash and cash equivalents at end of period	$4	$1,617	$1,622	$—	$3,243

Note 24—Quarterly Results (Unaudited)

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2015
Operating revenues	$2,043	$1,884	$1,608	$1,851
Operating income (loss) (a)	(321)	506	445	750
Income (loss) from continuing operations (a)	(467)	347	327	617
Net income (loss) (a)	(469)	348	330	617
Net income (loss) attributable to controlling interest (a)	(483)	342	321	611
Per share earnings (loss) from continuing operations
Basic	$(1.32)	$0.93	$0.87	$1.66
Diluted	$(1.32)	$0.93	$0.87	$1.66
Weighted-average shares outstanding
Basic	363	363	364	364
Diluted	363	363	364	364

2014
Operating revenues	$2,339	$2,328	$2,270	$2,237
Operating income (b)	672	765	(2,168)	(647)
Income from continuing operations (b)	474	604	(2,262)	(762)
Net income (b)	466	597	(2,263)	(766)
Net income attributable to controlling interest (b)	456	587	(2,217)	(739)
Per share earnings from continuing operations
Basic	$1.27	$1.63	$(6.12)	$(2.03)
Diluted	$1.27	$1.63	$(6.12)	$(2.03)
Weighted-average shares outstanding
Basic	361	362	362	362
Diluted	361	362	362	362

(a)

First quarter, second quarter, third quarter and fourth quarter included an aggregate loss of $692 million associated with the impairment of certain drilling units classified as assets held for sale.  First quarter and second quarter included a loss of $507 million and $668 million, respectively, associated with the impairment of our deepwater asset group and midwater asset group, respectively.  Second quarter included income of $788 million associated with recoveries of previously incurred costs associated with the Macondo well incident.  Third quarter and fourth quarter included an aggregate net gain of $23 million associated with the retirement of debt.  See Note 5—Impairments, Note 9—Drilling Fleet and Note 14—Commitments and Contingencies.

(b)

First quarter and third quarter included a loss of $3 million associated with loss contingencies and income of $22 million associated with insurance recoveries, net, respectively, related to the Macondo well incident.  First, third and fourth quarters included an aggregate loss of $268 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

associated with the impairment of certain drilling units classified as assets held for sale.  Third quarter included a loss of $788 million associated with the impairment of the deepwater floater asset group.  Third quarter and fourth quarter included an aggregate loss of $3.0 billion associated with the full impairment of the remaining carrying amount of our goodwill.  See Note 5—Impairments, Note 9—Drilling Fleet and Note 14—Commitments and Contingencies.

Note 25—Subsequent Events

Norway tax investigations and trial—Subsequent to December 31, 2015, the Norwegian authorities formally and unconditionally dropped all criminal charges against our subsidiaries and the two employees of our former external advisors and our former external Norwegian attorney regarding disclosures in our Norwegian tax returns related to a dividend payment in 2001 and regarding disclosures in our Norwegian tax returns related to an intercompany rig sale in 1999 and certain inaccuracies in Norwegian statutory financial statements for the years ended December 31, 1996 through 2001.  As a result, no criminal charges remain outstanding for any of the previously reported Norway tax investigations or trials, and all of our subsidiaries and external advisors have been fully acquitted of all criminal charges.

Par value reduction and shares held in treasury—Following a formal notification to creditors and establishment of a public deed of compliance, the reduction of our par value and the cancellation of our shares held in treasury, which were approved at our extraordinary general meeting held on October 29, 2015, became effective as of January 7, 2016 upon registration in the commercial register.

Postemployment benefit plans—Subsequent to December 31, 2015, we and the plan trustees mutually agreed to cease accruing benefits under the U.K. Plan, effective March 31, 2016.

Derivatives and hedging—Subsequent to December 31, 2015, we terminated our interest rate swaps previously designated as a fair value hedge of the 6.0% Senior Notes, and we received an aggregate net cash payment of $11 million in connection with the settlement.

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